UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12.

Saul Centers, Inc.

(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

7501 Wisconsin Avenue, Suite 1500

Bethesda, Maryland 20814-6522

(301) 986-6200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 10, 2013

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of SAUL CENTERS, INC., a Maryland corporation (the “Company”), will be held at 11:00 a.m. local time, on May 10, 2013, at the Hyatt Regency Bethesda, One Bethesda Metro Center, Bethesda, MD (at the southwest corner of the Wisconsin Avenue and Old Georgetown Road intersection, adjacent to the Bethesda Metro Stop on the Metro Red Line), for the following purposes:

1.	To elect five directors to serve until the annual meeting of stockholders in 2016, or until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013.

3.	To approve an amendment to our charter to increase the number of authorized shares of common stock to 40 million.

4.	To approve amendments to our 2004 Stock Plan.

5.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Common stockholders of record at the close of business on March 4, 2013 will be entitled to notice of and to vote at the annual meeting or at any adjournment thereof. Holders of depositary shares representing interests in preferred stock are not entitled to receive notice of, and to vote at, the annual meeting.

Stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU NOW PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD FOR WHICH A POSTAGE PAID RETURN ENVELOPE IS PROVIDED. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person. It is important that your shares be voted.

By Order of the Board of Directors,

Scott V. Schneider
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

March 25, 2013

Bethesda, Maryland

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2013

The 2013 Proxy Statement and 2012 Annual Report to Stockholders are available at www.saulcenters.com

7501 Wisconsin Avenue, Suite 1500

Bethesda, Maryland 20814-5522

(301) 986-6200

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 10, 2013

GENERAL

This Proxy Statement is furnished by the Board of Directors (which we sometimes refer to as the “Board”) of Saul Centers, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders to be held on May 10, 2013, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying notice of such meeting. All common stockholders of record at the close of business on March 4, 2013 will be entitled to vote.

Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted for the Proposals set forth in this Proxy Statement. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (i) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (ii) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (iii) by attendance at the annual meeting and voting in person.

Votes cast in person or by proxy at the annual meeting will be tabulated, and a determination will be made as to whether or not a quorum is present. The Company will treat abstentions as shares that are present for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence or absence of a quorum.

For Proposal 1, the five nominees for director who receive the most votes will be elected. If a stockholder indicates “withhold authority to vote” for a particular nominee on the stockholder’s proxy card, the stockholder’s vote will not count either for or against the nominee. Any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote for Proposal 1. For Proposal 2, the affirmative vote of a majority of the votes cast on the proposal is required to ratify the appointment of the Company’s independent registered public accounting firm. Any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote for Proposal 2. For Proposal 3, the affirmative vote of at least two-thirds of the votes entitled to be cast on the proposal is required to amend the Company’s First Amended and Restated Articles of Incorporation (“Articles”). For Proposal 4, the affirmative vote of a majority of the votes cast on the proposal is required to approve amendments to the 2004 Stock Plan, provided that the total vote cast on the proposal represents a majority of the shares of common stock of the Company, $0.01 per value per share (“Common Stock”), outstanding as of the record date. For Proposal 4, any shares not voted as a result of an abstention or a broker non-vote will effectively be treated as a vote against the proposal, unless holders of a majority of the shares of Common Stock outstanding as of the record date cast votes, in which event a broker non-vote will have no impact on the vote.

Solicitation of proxies will be primarily by mail. However, directors and officers of the Company also may solicit proxies by telephone or telegram or in person. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by the Company. Arrangements may be made with brokering houses and other custodians, nominees and fiduciaries to forward soliciting materials, at the expense of the Company, to the beneficial owners of shares held of record by such persons. It is anticipated that this Proxy Statement and the enclosed proxy card first will be mailed to common stockholders on or about March 25, 2013. Proxy materials are also available at www.saulcenters.com.

As of the record date, March 4, 2013, 19,973,598 shares of Common Stock were issued, outstanding and eligible to vote. Each share of Common Stock entitles the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. Holders of depositary shares representing interests in preferred stock are not entitled to receive notice of, and to vote at, the annual meeting. As of the record date, officers and directors of the Company had the power to vote approximately 45.4% of the issued and outstanding shares of Common Stock. The Company’s officers and directors have advised the Company that they intend to vote their shares of Common Stock in favor of the Proposals set forth in this Proxy Statement.

PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING

The Company will present the following proposals at the annual meeting. The Company has described in this proxy statement all the proposals that it expects will be made at the annual meeting. If a stockholder or the Company properly presents any other proposal to the meeting after March 25, 2013, the Company will, to the extent permitted by applicable law, use the stockholder’s proxies to vote shares on the proposal in the Company’s best judgment.

1.	Election of Directors

The Articles and the Amended and Restated Bylaws of the Company as amended (“Bylaws”), provide that there shall be no fewer than three, nor more than 15 directors, as determined from time to time by the directors in office. The Board of Directors of the Company currently consists of 14 directors divided into three classes with staggered three-year terms. The term of each class expires at the annual meeting of stockholders, which is expected to be held in the spring of each year. Each director elected at the annual meeting of stockholders in 2013 will serve until the annual meeting of stockholders in 2016 or until his replacement is elected and qualifies or until his earlier resignation or removal.

The nominees for election to the Board of Directors are:

George P. Clancy, Jr.

General Paul X. Kelley

Charles R. Longsworth

Thomas H. McCormick

Patrick F. Noonan

Each of the nominees is presently a member of the Board of Directors and has consented to serve as a director if re-elected. More detailed information about each of the nominees is available in the section of this proxy statement titled “The Board of Directors,” which begins on page 9. If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, may designate a substitute nominee or nominees. If a substitute is nominated, the Company will vote all valid proxies for the election of the substitute nominee or nominees. The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board. Proxies for the annual meeting may not be voted for more than five nominees.

The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, unanimously recommends that you vote FOR these directors.

2.	Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2013

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013. Services provided to the Company by Ernst & Young LLP in 2012 are described under “2012 and 2011 Independent Registered Public Accounting Firm Fee Summary” on page 28.

Stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013 is not required by the Articles, Bylaws or otherwise. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right at its discretion to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

The Board of Directors, upon recommendation of the Audit Committee, unanimously recommends that you vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013.

3.	Approval of an Amendment to Our Articles to Increase the Number of Authorized Shares of Common Stock.

The Board of Directors of the Company has unanimously approved and directed that there be submitted to the Company’s stockholders for their approval a proposal to amend the Articles to increase the number of authorized shares of common stock from 30.0 million shares to 40.0 million shares. The text of the proposed amendment is set forth in Annex A.

Purpose and Effect of Amendment

The Board of Directors recommends an increase in the number of authorized shares of Common Stock to ensure that the Company has a sufficient reserve of shares to meet its current and future needs. The Board of Directors believes that having a substantial number of authorized but unissued shares of Common Stock available provides the Company greater operational flexibility through various means, including equity issuances in connection with underwritten public offerings, our Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), mergers or acquisitions or other corporate purposes. As a real estate investment trust (“REIT”) we cannot retain earnings, and therefore access to additional capital and capital markets is critical to our growth.

Under the existing Articles, the Company is authorized to issue up to 30.0 million shares of Common Stock, of which approximately 20.0 million shares of Common Stock are currently issued and outstanding. The outstanding convertible limited partnership units could potentially require the issuance of approximately 6.9 million shares of Common Stock. Additionally, the Company has reserved an additional 2.0 million shares of Common Stock for its DRIP, and approximately 0.8 million shares under The Saul Centers, Inc. 2004 Stock Plan, as amended. Accordingly, the Board of Directors believes it is appropriate and in the best interests of the Company and the stockholders to increase the Company’s authorized shares of Common Stock at this time.

Stockholder approval of the proposed amendment would result in a substantial increase in the number of shares of Common Stock authorized for issuance under The Articles. If the stockholders approve the increase in shares, the Company may issue the additional shares of Common Stock from time to time for such purposes and consideration as the Board of Directors may approve, without further stockholder action.

The Board of Directors has also recommended a corresponding increase in the number of authorized shares of excess stock to ensure compliance with the stock ownership limits set forth in the Articles. The ownership limit helps safeguard the Company’s status as a real estate investment trust. If any stockholder acquires shares of common or preferred stock in excess of the ownership limit, the proposed increase would guarantee that the Company could issue a sufficient number of shares of excess stock to comply with these restrictions.

Rights of Additional Authorized Shares of Common Stock

The proposed additional shares of Common Stock would have rights identical to the shares of Common Stock currently outstanding. Approval of the proposal and issuance of the additional shares of Common Stock would not affect the rights of the current stockholders, except for incidental effects related to an overall increase in the total number of shares of Common Stock outstanding, including the dilution of the earnings per share and voting rights of current stockholders.

Potential Adverse Effects of Amendment

The existence of a large number of authorized but unissued shares of Common Stock could hinder a takeover of the Company without further action by the stockholders. If this proposal is approved, the Company will be able to issue additional shares of Common Stock. Also, the Board of Directors will have greater flexibility in responding to a merger or acquisition bid, for example, by placing blocks of shares with persons friendly to the Company, or by taking other steps to prevent an acquisition of the Company under circumstances that the Board of Directors does not believe to be in the Company’s best interest. The Board of Directors is not currently aware of any pending capital transactions, corporate acquisitions, takeover proposals or other similar events involving the Company. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt.

Effectiveness of Amendment

The proposed amendment, if approved by stockholders, will become effective on the date such amendment is filed with the Maryland State Department of Assessments and Taxation. It is anticipated that the appropriate filing to effect the amendment will be made as soon after the annual meeting as practicable.

The Board of Directors unanimously recommends a vote FOR this proposal to amend the Articles to increase the number of authorized shares of Common Stock.

4.	Approval of Amendments to 2004 Stock Plan

General. Our Board of Directors adopted amendments to the Saul Centers, Inc. 2004 Stock Plan, as amended, which we refer to as the Plan, on March 7, 2013 subject to the approval of our stockholders of such amendment and of Proposal 3 described above. The Board of Directors is recommending the amendments to the Plan to our stockholders for approval.

The amendments to the Plan requiring stockholder approval are as follows:

•

modifying the provision limiting the number of shares of Common Stock issuable under the Plan to provide for a single, overall cap for all types of Plan awards instead of two separate limits applicable to stock option awards and stock awards, respectively;

•

increasing the number of shares of Common Stock that are issuable under the Plan to a total of 2,200,000 shares from the existing limits of 1,000,000 shares pursuant to option awards and 200,000 shares pursuant to stock awards, respectively; adding a provision that subjects awards granted under the Plan to any deduction or clawback that may be required under any law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement); and

•	extending the termination date of the Plan from 2018 to 2023.

If a majority of the stockholders do not approve the proposed amendments to the Plan and Proposal 3 above, the amendments will not become effective, and the Plan will continue to be administered in accordance with its current provisions without amendment.

Historical Information. The Plan was originally adopted by the Board of Directors on March 3, 2004 and approved by the Company’s stockholders on April 23, 2004. The Plan was subsequently amended by the Board of Directors and approved by the Company’s stockholders on April 25, 2008. Since the inception of the Plan, we have made equity awards under the Plan to our employees and directors ranging from vice presidents to our Chairman and Chief Executive Officer. Through the date of this proxy statement, options to purchase a total of 1,115,000 shares of Common Stock have been issued under the Plan to our employees and directors, of which options to purchase 569,925 shares of Common Stock (net of options forfeited) are outstanding. In addition, since the inception of the Plan, we have made awards of 22,600 shares of Common Stock to our directors as stock awards pursuant to the Plan.

The last reported sale price on the NYSE on March 14, 2013 for the Common Stock was $42.46 per share.

Reasons for Amending the Plan

The Compensation Committee considers the Plan an important element of compensation for our employees, directors and consultants and believes that the Plan aligns the personal interests of employees, directors and consultants to those of the Company’s stockholders. As of the date of this proxy statement, the Company has issued nearly all of the options and stock awards permitted by the Plan, with only 207,500 shares available under the Plan for options and 49,946 shares available for stock awards. Unless the Plan is amended to increase the number of shares that may be issued pursuant to option and stock awards, the Company will no longer be able to utilize the Plan to further its compensation goals. In addition, changing the applicable maximum amount of shares that may be issued under the Plan to a single cap for all types of Plan awards, rather than maintaining separate caps for option awards and stock awards, respectively, would provide the Compensation Committee with enhanced flexibility in administering the Plan. The proposed clawback provision is intended to facilitate the Company’s compliance with applicable laws, including the implementation of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In addition to the foregoing, the proposed amendments would extend the Plan’s termination date to 2023.

Summary of Plan

What is the Company’s 2004 Stock Plan?

The purpose of the Plan is to promote the growth and success of the Company by aligning the personal interests of employees, directors and consultants to those of the Company’s stockholders.

The Plan allows the Company to grant equity based compensation that is eligible for certain tax benefits for the Company and the recipient under the Internal Revenue Code (referred to as the Code herein). Section 162(m) of the Code limits a corporation’s tax deduction for compensation paid to certain executive officers in excess of $1 million unless an exception is available. One exception is for compensation that qualifies as “performance-based compensation.” It is intended that the Compensation Committee may grant option awards under the Plan that qualify as performance-based compensation for this purpose, which requires obtaining approval of the Plan by the Company’s stockholders. Additionally, Section 421 of the Code permits a corporation to grant “incentive stock options” to an employee of the corporation or an employee of a parent or subsidiary corporation. Incentive stock options are subject to favorable tax rules for the recipient-employee if certain conditions are met. Qualification of options granted under the Plan as incentive stock options depends upon obtaining approval of the Plan by the Company’s stockholders.

Set forth below is a summary of some of the material terms of the Plan, amended as proposed. For a more complete description, however, you should read the Plan document, a copy of which is attached hereto as Annex B. The proposed amendments to the Plan are highlighted in Annex B.

Who administers the Plan?

The Compensation Committee of the Board of Directors is responsible for administering the Plan and taking all action authorized by the Plan or reasonably necessary to carry out its purposes. The Compensation Committee has sole authority to select employees, directors and consultants to whom awards are granted, to determine the size and type of award and to determine the terms and conditions of such awards in a manner consistent with the Plan. The Compensation Committee is authorized to interpret the Plan and its decisions, determinations and interpretations are final and binding.

What type of awards can be made under the Plan?

Awards under the Plan consist of options to purchase Common Stock. Additionally, directors of the Company may receive stock awards under the Plan. The recipient of an award is referred to as a “participant.”

Who is eligible to receive an award under the Plan?

Under the Plan, all directors, consultants, and employees of the Company or an “affiliate” are eligible to receive option awards. We estimate that there are currently approximately 14 directors and approximately 25 employees potentially eligible to receive awards under the Plan. An affiliate is (i) any “subsidiary corporation” or “parent corporation” of the Company, or (ii) an entity in which the Company or any of its affiliates have a material equity interest. A subsidiary corporation is any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last in the chain) owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in the chain. A parent corporation is any corporation (other than the Company) in an unbroken chain of corporations ending with the Company that owns at least fifty percent (50%) of the total combined voting power of classes of stock in one of the other corporations in the chain. Additionally, directors of the Company are eligible to receive stock awards under the Plan.

How many shares of Common Stock are available under the Plan?

If the Plan is amended as proposed, the maximum number of shares of Common Stock that may be issued would be 2,200,000 shares. This cap would apply to all types of awards that are granted under the Plan. The Plan currently provides for separate limits on the number of shares issuable pursuant to option awards (the current maximum is 1,000,000 shares) and the number of shares issuable pursuant to stock awards (the current maximum is 200,000 shares).

Option Awards. In addition to the Plan limit noted above, no individual is permitted to receive awards of stock options representing more than 100,000 shares of Common Stock in any one calendar year. For incentive stock options, under the proposed amendments, in no event will more than 2,000,000 shares be issued upon exercise of incentive stock options (the current limit is 1,000,000 shares).

Adjustments. The maximum number of shares available for option and stock awards and the calendar year option award limit are subject to adjustment without stockholder approval in the event of a change in corporate capitalization, such as a reorganization, reclassification, stock split, stock dividend, or merger. In the event of a lapse, expiration, termination, forfeiture or cancellation of any option or stock award granted under the Plan without the issuance of shares, the Common Stock subject to or reserved for such option or stock award may be used again for new grants of options or stock awards, respectively, for future Plan grants. In addition, shares issued under an option or stock award that are withheld or surrendered to pay withholding taxes or in full or partial payment of the exercise price of an option are added to the aggregate shares of Common Stock available for issuance under the Plan.

What are the terms of the awards under the Plan?

Option Awards. The terms and conditions of each option award, including the exercise price, are established at the time of the award. The options that may be granted under the Plan may either be “incentive stock options” intended to qualify under Section 421 of the Code or non-qualified stock options. Incentive stock options may only be granted to an employee of the Company or an employee of a subsidiary or parent corporation. Options granted under the Plan will have an exercise price of not less than the fair market value on the date of grant, except that in the case of an incentive stock option granted to a participant who is deemed to be a ten percent owner of the Company or a ten percent owner of a subsidiary or parent corporation (in either case, a “10% Owner”), the exercise price of such option cannot be less than 110% of the common stock’s fair market value on the date of grant. No participant may be granted incentive stock options that are exercisable for the first time in any calendar year for common stock having a total fair market value (determined as of the option grant) in excess of $100,000.

Without approval of the stockholders of the Company, the Compensation Committee may not cancel an outstanding option with an option price above the then fair market value of shares covered by the option and issue replacement options. This limitation, however, does not prevent adjustments resulting from stock dividends, stock splits, reclassifications of stock or similar events.

Option award vesting schedules and exercise periods are determined by the Compensation Committee. Options are only exercisable to the extent vested. If a participant ceases continuous service as an employee, director or consultant while holding an exercisable option, other than by reason of death or disability or a termination for cause, the option will generally terminate if not exercised within the ninety (90) day period following such termination (or, if earlier, the expiration date of the option under the terms of the option agreement). The right to exercise an option will expire immediately upon termination if the termination is for cause (as defined under the Plan or in an applicable employment or services agreement). Upon a termination of service due to the participant’s death or disability, the option exercise period will end on the earlier of the first anniversary of the termination of service or the expiration date of the option. Options granted under the Plan may not expire later than ten (10) years after the date of grant (or later than five (5) years after the grant date for a 10% Owner).

Except as determined by the Compensation Committee and set forth in an option agreement, accelerated vesting automatically occurs in the case of a “change in control” of the Company. Subject to certain exceptions, a change in control occurs when (i) a person acquires beneficial ownership of 20% or more of the outstanding Common Stock or the combined voting power of then outstanding voting securities, (ii) a change in the composition of the Board compared to its composition as of the date of the adoption of the Plan, (iii) approval by the stockholders of the Company of a merger, reorganization or sale of, or other disposition of all or substantially all the assets of, the Company; or (iv) the approval of the stockholders of the Company of a complete dissolution or liquidation of the Company.

If the Company is merged or consolidated and the Company is not the surviving corporation, or if the Company is liquidated or sells substantially all of its assets to another corporation (a “corporate event”), and the Plan is not continued and there is no assumption or substitution of outstanding Plan options in connection with the corporate event, then all outstanding options under the Plan will be automatically canceled as of the date of the corporate event, subject, however, to the condition that participants are permitted to exercise such options during the thirty day period prior to the corporate event, without any vesting or other limitation. If the exercise of options during the before-described thirty day exercise period would result in a violation of federal securities laws, each participant is to be paid a cash amount equal to the difference between the fair market value of the common stock underlying the option and the exercise price. The Compensation Committee has discretion to cancel an option if the foregoing acceleration of vesting (or the cash payment in settlement of the option) would result in an excess parachute payment for purposes of Section 280G of the Code.

Full payment for shares purchased upon exercise of any option, along with payment of any required tax withholding, must be made at the time of such exercise. In the discretion of the Compensation Committee, payment may be made (i) in cash, (ii) through the surrender of previously-acquired shares held at least six months by the participant or through withholding by the Company of shares otherwise issuable upon exercise of the option if the participant holds an equivalent number of previously-acquired shares that have been held for at least six months, or (iii) through a broker-assisted sale of shares issuable upon exercise of the option. A participant may satisfy his or her tax withholding obligations by (i) cash payment, (ii) surrendering shares previously acquired by the participant, (iii) by having the Company withhold shares of Common Stock otherwise deliverable under the Plan, or (iv) by having funds withheld from payments of wages, salary or other cash compensation due the participant. The Compensation Committee is authorized to establish a default form of payment for tax withholding purposes.

No participant shall have any rights as a stockholder with respect to shares subject to an option until the participant exercises the option and the certificate for the shares has been issued by the Company.

Stock Awards. Stock awards consist of either a grant of shares of Common Stock or shares of phantom stock. Each share of phantom stock is equivalent in value to a share of Common Stock. The Compensation Committee has absolute discretion to determine the terms and conditions of stock awards. The Compensation Committee has also established a deferred compensation program under which fees payable by the Company to directors may be deferred in the form of a stock award under the Plan.

Have employees received awards under the Plan?

Since inception of the Plan in 2004, the Compensation Committee has made grants of options to purchase 792,500 shares of Common Stock to our employees, directors and consultants (net of options forfeited) and 150,054 shares of Common Stock pursuant to stock awards to our directors. Set forth below are amounts of options granted under the 2004 Stock Plan to:

Name	Number of Options
B. Francis Saul II, Chairman and Chief Executive Officer	22,500
B. Francis Saul III, Former President	312,500
Thomas H. McCormick, President and Chief Operating Officer and Director Nominee	30,000
Scott V. Schneider, Senior Vice President – Chief Financial Officer	75,000
Christopher H. Netter, Senior Vice President – Leasing	75,000
John F. Collich, Senior Vice President – Acquisitions and Development	75,000
Charles W. Sherren Jr., Senior Vice President – Management	50,000
All other current executive officers as a group	162,500
All current directors who are not executive officers nor a Director Nominee, as a group	167,500
George P. Clancy, Jr., Director Nominee	2,500
General Paul X. Kelley, Director Nominee	22,500
Charles R. Longworth, Director Nominee	22,500
Patrick F. Noonan, Director Nominee	22,500
All employees, including all current officers who are not executive officers, as a group	67,500

All future awards under the Plan will be discretionary and therefore are not determinable at this time.

Under what circumstances will the Plan terminate?

The Board may terminate the Plan at any time and for any reason or for no reason, except that such termination may not impair any right of a holder of an outstanding award. Under the proposed amendments, the Plan will automatically terminate ten years after the date the Plan as amended is adopted by the Board (subject to the approval of the proposed amendments by the stockholders). Under the Plan’s current terms, the Plan would terminate on March 6, 2018.

Who can amend the plan?

The Board can amend the Plan, provided, however, that stockholder approval is required in the case of (i) an amendment that increases the aggregate number of shares of Common Stock which may be issued under the Plan, (ii) a change in the class of employees eligible to receive incentive stock options, and (iii) to the extent stockholder approval is required for any amendment by the terms of any applicable law, regulation or rule, including without limitation, the applicable rules of the New York Stock Exchange (“NYSE”).

Are the rights awarded under the Plan transferable?

Awards granted under the Plan are generally not transferable, except by will or the laws of descent and distribution. The Compensation Committee in its discretion may authorize the assignment or transfer of nonqualified stock options and stock awards.

Federal Income Tax Consequences

The tax consequences of options granted under the Plan depend upon the type of option granted and, if the option is to an executive officer, whether the option qualifies as performance-based compensation under Section 162(m) of the Code.

Non-Qualified Stock Options. The recipient of non-qualified stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of non-qualified stock options when the stock options are exercised. The difference between the exercise price of the option and the fair market value of the stock purchased on the exercise date is taxed as ordinary income. Thereafter, the tax basis for the acquired stock is equal to the amount paid for the stock plus the amount of income recognized by the recipient upon exercise. The Company will be eligible for a tax deduction equal to the amount of income realized by the option recipient on the exercise date.

Incentive Stock Options. Federal income taxes are generally not imposed upon either the grant or the exercise of incentive stock options; taxes are imposed only when the shares of stock from exercised options are disposed of, by sale or otherwise. The amount by which the fair market value of the stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the stock until more than one year after the receipt of the stock and two years after the option was granted, then, upon sale or disposition of the stock, the difference between the exercise price and the market value of the stock as of the date of exercise will be treated as a capital gain, and not ordinary income. If a recipient fails to hold the stock for the minimum required time, at the time of the sale or disposition of the stock, taxes will be assessed on the gain as ordinary income. The Company will not be eligible for a tax deduction for incentive stock options which are taxed to a recipient as capital gains; however, the Company will be eligible for a tax deduction if the sale of the stock does not qualify for capital gains tax treatment.

Section 162(m) of the Code limits the amount that the Company can deduct for certain compensation paid in any year to certain executive officers of the Company to $1 million. As noted above, certain performance-based compensation is exempt from this limitation. The Plan is designed so that the Compensation Committee may elect to grant option awards that are eligible to qualify as performance-based compensation.

Stock awards granted to directors generally result in taxable income equal to the fair market value of the stock when it is delivered by the Company. The Company will take a tax deduction equal to the amount of income realized.

The Board of Directors unanimously recommends that you vote FOR the adoption of the amendments to the 2004 Stock Plan.

THE BOARD OF DIRECTORS

The following table and biographical descriptions set forth for each nominee and director, the name, age, principal occupations and directorships held during at least the past five years for each nominee and director, directorships held within the last five years and the positions they currently hold with the Company. The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director of the Company. The biographical description of each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The information is as of March 4, 2013 unless otherwise indicated.

Name	Age	Principal Occupation and Directorships

Class Two Directors–Term Ends at 2016 Annual Meeting (if elected)

George P. Clancy, Jr.	69

Director since March 2012. Mr. Clancy is a retired Executive Vice President and Mid-Atlantic Region Market President of Chevy Chase Bank, a division of Capital One, N.A.* Mr. Clancy has extensive experience in banking, which includes serving as President and Chief Operating Officer of the Riggs National Corporation* and President and Chief Executive Officer of Signet Bank, N.A.* He serves on the board of directors of ASB Capital Management, LLC, Chevy Chase Trust Company, Washington Gas Light Company and WGL Holdings.* Mr. Clancy also serves on the board of directors or trustees of the Catholic Charities Foundation, Catholic Charities, the Mary and Daniel Loughran Foundation, the University System of Maryland Foundation, Inc. and the University of Maryland College Park Foundation. Mr. Clancy also serves on the executive committee of the Washington D.C. Police Foundation.

Through these experiences, Mr. Clancy contributes public company, real estate, finance and leadership experience to the Board.

General Paul X. Kelley	84

Director since June 1993. Member of the Advisory Board, J. F. Lehman & Company. Chairman of American Battle Monuments Commission from 2001 to 2005. Commandant of the Marine Corps and member of the Joint Chiefs of Staff from 1983 to 1987. Former director of OAO Technology Solutions, Inc. and London Life Reinsurance Company.

Through these experiences, General Kelley contributes leadership experience to the Board.

Charles R. Longsworth	83

Director since June 1993. Chairman Emeritus of Colonial Williamsburg Foundation. President and Trustee of Colonial Williamsburg Foundation from 1977 through 1994. President Emeritus, Hampshire College. Chairman Emeritus, Trustees of Amherst College. Former director of Heritage Travel.

Through these experiences, Mr. Longsworth contributes leadership experience to the Board.

Thomas H. McCormick	62

President and Chief Operating Officer and Director since 2012. Senior Vice President – General Counsel from February 2005 through September 2012. Executive Vice President of Chevy Chase Bank, F.S.B. from 2005 to 2009. President, General Counsel and a Director of the B. F. Saul Company. President, General Counsel, Chief Financial Officer and a Trustee of the B. F. Saul Real Estate Investment Trust. A Director of Chevy Chase Trust Company and ASB Capital Management, LLC. Partner with Shaw Pittman LLP from 1985 to 2005.

Through these experiences, Mr. McCormick contributes leadership, financial, real estate and legal experience to the Board.

Name	Age	Principal Occupation and Directorships
Patrick F. Noonan	70

Director since June 1993. Chairman Emeritus of The Conservation Fund. Chairman of The Conservation Fund from 1985 through 2003. Trustee of the National Geographic Society and Vice-Chairman of the National Geographic Education Foundation. Member of the Board of Advisors of Duke University Nicholas Institute for Environmental Policy Solutions. Former Director of Ashland, Inc.* and International Paper.*

Through these experiences, Mr. Noonan contributes leadership experience and environmental policy expertise to the Board.

Class One Directors–Term Ends at 2015 Annual Meeting

Philip D. Caraci	74

Vice Chairman since March 2003, Director since June 1993. President from 1993 to March 2003. Senior Vice President and Secretary of the B. F. Saul Real Estate Investment Trust from 1987 to 2003. Executive Vice President of the B. F. Saul Company from 1987 to 2003, with which he had been associated since 1972. President of B. F. Saul Property Company from 1986 to 2003. Trustee of the B. F. Saul Real Estate Investment Trust*.

Through these experiences, Mr. Caraci contributes real estate expertise and familiarity with the Company’s business to the Board.

Gilbert M. Grosvenor	81

Director since June 1993. President (1980 through 1996), Trustee (1987 to present) and Board Chairman (1987 through 2010) of the National Geographic Society, with which he has been associated since 1954. Trustee of the B. F. Saul Real Estate Investment Trust*. Former director of Chevy Chase Bank, F.S.B.* Trustee of Chevy Chase Trust.

Through these experiences, Mr. Grosvenor contributes leadership experience and real estate background to the Board.

Philip C. Jackson, Jr.	84

Director since June 1993. Adjunct Professor Emeritus at Birmingham-Southern College from 1989 to 1999. Member of the Thrift Depositors’ Protection Oversight Board from 1990 until 1993. Vice Chairman and a Director of Central Bancshares of the South (Compass Bancshares, Inc.) from 1980 to 1989. Member of the Board of Governors of the Federal Reserve System from 1975 to 1978. Former director of Enterprise Products GP*.

Through these experiences, Mr. Jackson contributes finance and public policy expertise to the Board.

Mark Sullivan III	71

Director since April 2008, previously served as Director from 1997 through 2002. U.S. Executive Director of the European Bank for Reconstruction and Development from 2002 to April 2008. Attorney representing financial service providers from 2000 to 2002. President of the Small Business Funding Corporation, a company providing a secondary market facility for the purchase and securitization of small business loans from 1996 to 1999. Practiced law in Washington, DC, advising senior management of financial institutions on legal and policy matters from 1989 to 1996. Director of The Baltic-American Enterprise Fund and Baltic American Freedom Foundation, where he is Chairman of the Audit Committee.

Through these experiences, Mr. Sullivan III contributes financial and legal expertise to the Board.

Name	Age	Principal Occupation and Directorships

Class Three Directors–Term Ends at 2014 Annual Meeting

B. Francis Saul II	80

Chairman, Chief Executive Officer and Director since June 1993. Chairman of the Board of Directors and Chief Executive Officer of the B. F. Saul Company since 1969. Chairman of the Board of Trustees and Chief Executive Officer of the B. F. Saul Real Estate Investment Trust* since 1969 and a Trustee since 1964. Chairman of the Board of Chevy Chase Trust Company and ASB Capital Management, LLC. Chairman of the Board and Chief Executive Officer of Chevy Chase Bank, F.S.B.* from 1969 to 2009. Member of National Gallery of Art Trustees Council. Trustee of the National Geographic Society, Trustee of the Johns Hopkins Medicine Board and an Honorary Trustee of the Brookings Institution.

Through these experiences, Mr. Saul II contributes leadership, real estate and financial experience, as well as familiarity with the Company’s business, to the Board.

John E. Chapoton	76

Director since October 2002. Partner, Brown Investment Advisory since 2001. Partner in the law firm of Vinson & Elkins LLP from 1984 to 2000. Assistant Secretary of Treasury for Tax Policy 1981 to 1984. Former director of Stancorp Financial Group.*

Through these experiences, Mr. Chapoton contributes investment, legal, public policy and public company experience to the Board.

H. Gregory Platts	65

Director since March 2012. Mr. Platts retired from the National Geographic Society in 2011 after a 31-year career. He had been Senior Vice President and Treasurer since 1991, responsible for all investment and banking activities. Prior to joining the National Geographic Society in 1980, Mr. Platts served as a trust investment officer with the First American Bank in Washington, DC from 1972 to 1978. Mr. Platts currently serves on the boards of ASB Capital Management, LLC, Chevy Chase Trust Company, the Center for the Study of the Presidency and Congress, the Walter A. Bloedorn Foundation and the Hattie M. Strong Foundation. He is an emeritus board member of Decatur House, a National Trust property. He has served as a director and president of the Washington Society of Investment Analysts and chairman of the American Red Cross Blood Services Mid-Atlantic Region.

Through these experiences, Mr. Platts contributes finance, leadership and public policy experience to the Board.

James W. Symington	83

Director since June 1993. Of Counsel in the law firm of Nossaman, O’Connor & Hannan LLP since 1986. Member of Congress from 1969 to 1977. U.S. Chief of Protocol from 1966 to 1968. Chairman Emeritus of National Rehabilitation Hospital.

Through these experiences, Mr. Symington contributes public policy expertise to the Board.

John R. Whitmore	79

Director since June 1993. Financial Consultant. Senior Advisor to the Bessemer Group, Inc. from 1999 to 2002. Formerly President and Chief Executive Officer of the Bessemer Group and its Bessemer Trust Company subsidiaries (a financial management and banking group) and director of Bessemer Securities Corporation from 1975 to 1998. Director of Old Westbury Funds, Inc.*, the B. F. Saul Company and Chevy Chase Property Company. Trustee of the B. F. Saul Real Estate Investment Trust*. Former director of Chevy Chase Bank, F.S.B.*

Through these experiences, Mr. Whitmore contributes finance and public company experience to the Board.

*	Directorship in a publicly held company (i.e., a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act) or a company registered as an investment company under the Investment Company Act of 1940 during all or part of the time such person was a director of such company.

CORPORATE GOVERNANCE

Board of Directors

General. The Company is currently managed by a 14-member Board of Directors. The Board has adopted a set of corporate governance guidelines, which, along with the written charters for the Board committees described below, provide the framework for the Board’s governance of the Company. The corporate governance guidelines are available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests them.

Independence and Composition. The Articles and the NYSE listing standards each require that a majority of the Board of Directors be “independent directors,” as defined in the Articles and the NYSE listing standards.

The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that Messrs. Chapoton, Clancy, Grosvenor, Jackson, Kelley, Longsworth, Noonan, Platts, Sullivan III and Symington, representing a majority of the Board of Directors, are “independent directors” as defined in the NYSE listing standards and the Articles. The Board made its determination based on information furnished by all directors regarding their relationships with the Company and research conducted by management. In addition, the Board consulted with the Company’s counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations as well as the NYSE listing standards.

Leadership Structure. Currently, Mr. Saul II serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company, and we do not have a lead independent director. At this time, the Board believes that the Company and its stockholders are best served by having Mr. Saul II serve as Chairman and Chief Executive Officer.

Mr. Saul II’s tenure as Chief Executive Officer since the Company’s formation, his more than 45 years of experience leading The Saul Organization and his significant ownership interest in the Company uniquely qualify him to serve as both Chairman and Chief Executive Officer. In addition, the Board believes that Mr. Saul II’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management, and his knowledge of the Company’s properties and business operations makes it appropriate for him to lead Board discussions.

The Company does not have a lead independent director because the Board believes that it is currently best served without designating a single lead independent director. Ten of the fourteen current members of our Board are independent under the NYSE listing standards and the Articles and, as required by the NYSE listing standards, the Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. In addition, the Board and each of these committees have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board also holds regularly scheduled executive sessions of only non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management.

Meetings and Attendance. The Board of Directors met five times during the year ended December 31, 2012. Other than Mr. McCormick, who was recently elected to the Board of Directors, all of the directors currently serving on the Board of Directors, including the nominees, attended at least 80% of the aggregate total number of meetings of (i) the Board of Directors and (ii) the committees of the Board of Directors that he was eligible to attend. The corporate governance guidelines provide that it is the responsibility of individual directors to make themselves available to attend scheduled and special Board and committee meetings on a consistent basis. All 14 of the directors at such time were in attendance at the 2012 annual meeting of stockholders.

In addition, non-management members of the Board of Directors met in executive session once and independent directors met in executive session once during the year ended December 31, 2012. Pursuant to our corporate governance guidelines, if the Chairman of the Board is not an officer of the Company, the Chairman of the Board presides at all executive sessions of the Board of Directors, except for executive sessions to discuss the compensation of the Company’s chief executive officer, which are chaired by the chairman of the Compensation Committee. If the Chairman is an officer of the Company, all executive sessions of the Board should be chaired by the chairman of the Nominating and Corporate Governance Committee. In 2012, Mr. Grosvenor, as Chairman of the Nominating and Corporate Governance Committee, presided over the executive sessions.

Risk Oversight. The Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the general oversight of management by the Board and its committees. In particular, the Board administers its risk oversight function through (1) the review and discussion of regular reports from management, as well as auditors and other outside consultants, to the Board and its committees on the Company’s business, including risks that the Company faces in conducting its business, (2) the required approval by the Board (or a committee thereof) of significant transactions and other decisions and (3) the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees. The Board also relies on management to bring significant matters impacting the Company to its attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for reviewing with management, the independent auditor and the Company’s internal auditors any significant risks or exposures, discussing the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management and assessing the steps management has taken to minimize such risks to the Company.

While the Board believes its current leadership structure enables it to effectively oversee the Company’s management of risk, it was not the primary reason the Board of Directors selected its current leadership structure over other potential alternatives.

Interested Party Communications. The Board of Directors has adopted a process whereby interested parties can send communications directly to the directors. Any interested party wishing to communicate directly with the presiding director or with the non-management directors as a group, or with one or more directors, may do so in writing, by addressing their communication to the director or directors, c/o Saul Centers, Inc., 7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522. All correspondence will be reviewed by the Company and forwarded to the director or directors.

Audit Committee

General. The Board of Directors has established an Audit Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee charter, the Audit Committee:

•	has sole power and authority concerning the engagement and fees of the independent registered public accounting firm,

•	reviews with the independent registered public accounting firm the plans and results of the audit engagement,

•	pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm,

•	reviews the independence of the independent registered public accounting firm,

•	reviews the adequacy of the Company’s internal control over financial reporting, and

•	reviews accounting, auditing and financial reporting matters with the Company’s independent registered public accounting firm and management.

Independence and Composition. The composition of the Audit Committee is subject to the independence and other requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated by the SEC thereunder, which is referred to as the Exchange Act, and the NYSE listing standards. Messrs. Jackson, Kelley, Longsworth, Noonan and Symington currently are the members of the Audit Committee, with General Kelley serving as chairman.

The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Audit Committee meet the audit committee composition requirements of the Exchange Act and the NYSE listing standards and that Mr. Jackson is an “audit committee financial expert” as that term is defined in the Exchange Act.

Meetings. The Audit Committee met seven times in the year ended December 31, 2012.

Nominating and Corporate Governance Committee

General. The Board of Directors has established a Nominating and Corporate Governance Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. As provided in the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee:

•

identifies and recommends to the Board of Directors individuals to stand for election and reelection to the Board at the annual meeting of stockholders and to fill vacancies that may arise from time to time,

•

develops and makes recommendations to the Board for the creation and ongoing review and revision of a set of effective corporate governance guidelines that promote the competent and ethical operation of the Company and any policies governing ethical business conduct of the Company’s employees or directors, and

•	makes recommendations to the Board of Directors as to the structure and membership of committees of the Board of Directors.

Selection of Director Nominees. The corporate governance guidelines provide that the Nominating and Corporate Governance Committee endeavor to identify individuals to serve on the Board who have expertise that is useful to the Company and complementary to the background, skills and experience of other Board members. The Nominating and Corporate Governance Committee’s assessment of the composition of the Board includes: (a) skills – knowledge of corporate governance, business and management experience and background, real estate experience and background, accounting experience and background, finance experience and background, and an understanding of regulation and public policy matters, (b) characteristics – ethical and moral standards, leadership abilities, sound business judgment, independence and innovative thought, and (c) composition – diversity, age and public company experience. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders. The Company’s corporate governance guidelines provide that the Nominating and Corporate Governance Committee should, in determining the composition of the Board, include diversity as one of the many factors it considers. Both the Board and the Nominating and Corporate Governance Committee conduct annual self-evaluations, in the course of which compliance with the corporate governance guidelines is reviewed.

The Nominating and Corporate Governance Committee also considers director nominees recommended by stockholders. In accordance with the Company’s Bylaws and the Exchange Act, any proposal from stockholders regarding possible director candidates to be elected at a future annual meeting or proposals for any other matters must be received by the Company at 7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522, Attn: Secretary not less than 60 nor more than 90 calendar days before the first anniversary of the previous year’s annual meeting, provided, that in the event that the date of the upcoming annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date, to be timely delivered, the proposal must be received not earlier than the 90th day prior to the upcoming annual meeting and not later than the close of business on the later of the 60th day prior to the upcoming annual meeting or the 10th day following the day on which public announcement of the date of the upcoming annual meeting is first made. The deadline for submissions of proposals for the 2014 annual meeting can be found under the section captioned “Proposals for Next Annual Meeting.”

Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act. In addition, any proposals must include the following:

•	the name and address of the stockholder submitting the proposal, as it appears on the Company’s stock transfer records, and of the beneficial owner thereof,

•	the number of shares of each class of the Company’s stock which are owned beneficially and of record by the stockholder and the beneficial owner,

•	the date or dates upon which the stockholder acquired the stock,

•	the reasons for submitting the proposal and a description of any material interest the stockholder or beneficial owner has in submitting the proposal, and

•

all information relating to the director nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a director nominee and to serving as a director if elected).

The Chairman of the Annual Meeting shall have the power to declare that any proposal not meeting these requirements is defective and shall be discarded.

The Nominating and Corporate Governance Committee evaluates director candidates recommended by stockholders in the same manner that it evaluates director candidates recommended by the directors or management.

Independence and Composition. The NYSE listing standards require that the Nominating and Corporate Governance Committee consist solely of independent directors. In 2012, Messrs. Grosvenor and Jackson were, and they currently are, the members of the Nominating and Corporate Governance Committee, with Mr. Grosvenor serving as chairman.

The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Nominating and Corporate Committee are “independent directors,” as defined in the NYSE listing standards.

Meetings. The Nominating and Corporate Governance Committee met twice in the year ended December 31, 2012.

Compensation Committee

General. The Board of Directors has established a Compensation Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it.

Processes and Procedures for Executive and Director Compensation Determinations.

•	Role of Compensation Committee. The Compensation Committee is responsible for:

•	approving and evaluating the compensation plans, policies and programs for the Company’s officers,

•	making recommendations to the Board with respect to the compensation of directors, and

•	approving all awards to any officer under the Company’s stock option and equity incentive plans.

The Compensation Committee also serves as the administrator of the Company’s 2004 Stock Plan.

•

Role of Others in Compensation Determinations. The Compensation Committee considers the recommendations of the Chairman and Chief Executive Officer when determining the compensation of the directors and executive officers other than the Chairman and Chief Executive Officer. Neither the Compensation Committee nor the Company retains compensation consultants.

•

Delegation of Authority by the Committee. Although the Chairman and Chief Executive Officer may recommend to the Compensation Committee equity compensation awards for the executive officers other than the Chairman and Chief Executive Officer, the Compensation Committee approves the grant of all such awards to executive officers under the Company’s 2004 Stock Plan.

The Company’s executive compensation programs and philosophy are described in greater detail under the section entitled “Compensation Discussion and Analysis.”

Independence and Composition. The NYSE listing standards require that the Compensation Committee consist solely of independent directors. In 2012, Messrs. Grosvenor and Jackson were, and they currently are, the members of the Compensation Committee, with Mr. Grosvenor serving as chairman.

The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Compensation Committee are “independent directors,” as defined in the NYSE listing standards.

Meetings. The Compensation Committee met two times in the year ended December 31, 2012.

Executive Committee

General. The Board of Directors has established an Executive Committee. The Executive Committee, which is not governed by a written charter, has such authority as it is delegated by the Board of Directors and advises the Board of Directors from time to time with respect to such matters as the Board of Directors directs.

Independence and Composition. The Exchange Act and the NYSE listing standards do not require that the Executive Committee consist of any independent directors. During 2012, Mr. McCormick was named a member of the Executive Committee. Messrs. Caraci, Jackson and Saul II were members throughout the year, and, together with Mr. McCormick, they currently are the serving members of the Executive Committee, with Mr. Saul II serving as chairman.

Meetings. The Executive Committee did not meet during the year ended December 31, 2012.

Ethical Conduct Policy and Senior Financial Officer Code of Ethics

The directors, officers and employees of the Company are governed by the Company’s Ethical Conduct Policy. The Company’s Chairman and Chief Executive Officer, Senior Vice President–Chief Financial Officer, Treasurer and Secretary, Senior Vice President-Chief Accounting Officer, and Vice President-Controller are also governed by the Code of Ethics for senior financial officers. The Ethical Conduct Policy and the Code of Ethics are available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests them. Amendments to, or waivers from, a provision of the Ethical Conduct Policy or the Code of Ethics will be posted to the Company’s website within four business days following the date of the amendment or waiver.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee serves, or has in the past served, as one of our employees or officers. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Compensation of Directors

Directors of the Company are currently paid an annual retainer of $20,000 and a fee of $1,200 for each Board or Committee meeting attended and are annually awarded 200 shares of the Company’s Common Stock. The shares are issued on the date of each annual meeting of stockholders to each director serving on the Board of Directors as of the record date of such meeting. In 2004, the Compensation Committee approved the automatic grant of options to purchase 2,500 shares of Common Stock to each of the directors of the Company, as of the date of each annual meeting of the Company’s stockholders beginning with the 2004 annual meeting. The options are immediately exercisable with an exercise price determined using the closing market price of the Company’s Common Stock on the date of award. In 2012, each director other than Mr. McCormick, who did not serve as director at the time of the 2012 annual meeting, was awarded options to purchase 2,500 shares of Common Stock at an exercise price of $39.29 per share, representing the fair market value of the Company’s Common Stock on May 4, 2012. Directors from outside the Washington, D.C. area also are reimbursed for out-of-pocket expenses in connection with their attendance at meetings.

In addition, directors may elect to participate in the Deferred Compensation and Stock Plan discussed below. For the period March 2, 2012 through March 1, 2013 (the “2012 Period”), 13,446 shares were credited to the directors’ deferred fee accounts.

Director Compensation Table for 2012

The following table sets forth the compensation received by non-officer directors during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total
	(1)	(2)	(3)
Philip D. Caraci	$26,000	$7,858	$16,293	$—	$—	$100,000	(4)	$150,151
John E. Chapoton	26,000	7,858	16,293	—	—	—		50,151
George P. Clancy, Jr. (5)	22,667	7,858	16,293	—	—	—		46,818
Gilbert M. Grosvenor	30,800	7,858	16,293	—	—	—		54,951
Philip C. Jackson, Jr.	41,700	7,858	16,293	—	—	—		65,851
General Paul X. Kelley	39,400	7,858	16,293	—	—	126,302	(5)	189,853
Charles R. Longsworth	36,900	7,858	16,293	—	—	—		61,051
Patrick F. Noonan	36,900	7,858	16,293	—	—	—		61,051
H. Gregory Platts (5)	21,467	7,858	16,293	—	—	—		45,618
Mark Sullivan III	26,000	7,858	16,293	—	—	—		50,151
James W. Symington	36,900	7,858	16,293	—	—	—		61,051
John R. Whitmore	26,000	7,858	16,293	—	—	—		50,151

(1)	With the exception of fees paid in cash of $199,287 to nine Directors in 2012, all fees were deferred into shares of Common Stock pursuant to the Directors Plan described below.
(2)	The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. 200 shares of common stock were awarded, without restriction, on May 14, 2012 at a value of $39.29 per share. See note 10 to the consolidated financial statements in the Company’s 2012 annual report to stockholders for the assumptions used to value these awards.
(3)	The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. 2,500 non-qualified stock options were awarded on May 4, 2012 at $6.52 per option. See note 10 to the consolidated financial statements in the Company’s 2012 annual report to stockholders for the assumptions used to value these awards.
(4)	Upon his resignation as President in March 2003, Mr. Caraci entered into a consulting arrangement with the Company. The arrangement, which is terminable by either party at any time, provides that Mr. Caraci shall receive $100,000 per annum for consulting services provided to the Company.
(5)	Pursuant to the terms of General Kelley’s Deferred Fee Agreement, represents the value of the distribution of 3,528 shares from the Directors Plan in January 2012.

Deferred Compensation Plan

A Deferred Compensation and Stock Plan for Directors, which we refer to as the Directors Plan, was established by the Company, for the benefit of its directors and their beneficiaries. Before the beginning of any calendar year, a director may elect to defer all or part of his or her director’s fees to be earned in that year and the following years. At the option of the director, the fees will be deferred into a cash account, a share account or both. If the director elects to defer fees into the share account, fees earned during a calendar quarter are aggregated and divided by the Common Stock’s closing market price on the first trading day of the following quarter to determine the number of shares to be allocated to the director. When the director is eligible to receive payments from the deferred fee accounts, amounts credited to the cash account shall be paid in cash and amounts credited to the share account shall be paid by the delivery by the Company of certificates representing a like number of shares of Common Stock. For financial reporting purposes, the deferred fee shares are included in the calculation of outstanding Common Stock; however, Directors are not eligible to vote the shares until they are issued. Through March 4, 2013, of the 370,000 shares the Company has authorized under the Directors Plan, 78,000 have been issued and 220,000 are reserved for issuance and have been credited to the directors’ deferred fee accounts.

The following table sets forth fees deferred into shares of Common Stock by directors under the Directors Plan.

Name	Balance March 4, 2012	Shares Credited to Stock Deferred Fee Account in 2012/13	Shares Issued By Operation of Plan Terms	Balance March 1, 2013

Philip D. Caraci	19,900	713	—	20,613
John E. Chapoton	8,203	910	—	9,113
George P. Clancy, Jr.	—	601	—	601
Gilbert M. Grosvenor	40,170	2,168	—	42,338
Philip C. Jackson, Jr.	21,731	778	—	22,509
General Paul X. Kelley	7,129	1,153	4,123	4,159
Charles R. Longsworth	41,859	2,133	—	43,992
Thomas H. McCormick (1)	—	—	—	—
Patrick F. Noonan	34,381	2,122	—	36,503
H. Gregory Platts	—	—	—	—
B. Francis Saul II	21,775	1,396	—	23,171
B. Francis Saul III (2)	21,511	720	22,231	—
Mark Sullivan III	—	—	—	—
James W. Symington	16,018	752	—	16,770
John R. Whitmore	—	—	—	—

Totals	232,677	13,446	26,354	219,769

(1)	Mr. McCormick was appointed a director of the Company effective September 4, 2012.
(2)	Mr. Saul III resigned as a director of the Company effective September 4, 2012.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following list sets forth the name, age, position with the Company, present principal occupation or employment and material occupations, positions, offices or employment during the past 10 years of each executive officer who is not a director of the Company. With the exception of Joel A. Friedman and J. Page Lansdale, who joined the Company in 2009, each listed individual has held an office with the Company since its inception in June 1993.

Name	Age	Position and Background

Christopher H. Netter	58	Senior Vice President – Leasing since 1998. Vice President – Leasing of the Company from 1993 to 1998. Vice President of the B. F. Saul Company and B. F. Saul Property Company and Assistant Vice President of the B. F. Saul Real Estate Investment Trust from 1987 to 1993.

Scott V. Schneider	55	Senior Vice President – Chief Financial Officer, Treasurer and Secretary since 1998. Vice President – Chief Financial Officer, Treasurer and Secretary of the Company from 1993 to 1998. Vice President of the B. F. Saul Company and B. F. Saul Property Company and Assistant Vice President of the B. F. Saul Real Estate Investment Trust from 1985 to 1993.

Charles W. Sherren, Jr.	59	Senior Vice President – Management since 2000. Vice President – Management of the Company from 1993 to 2000. Vice President of the B. F. Saul Company and B. F. Saul Property Company and Assistant Vice President of the B. F. Saul Real Estate Investment Trust from 1981 to 1993.

John F. Collich	53	Senior Vice President – Acquisitions and Development since 2011. Senior Vice President Retail Development of the Company from 2000 to 2011. Vice President – Retail Development of the Company from 1993 to 2000. Vice President of the B. F. Saul Company and B. F. Saul Property Company in 1993.

Joel A. Friedman	55	Senior Vice President – Chief Accounting Officer since September 2009. Vice President, Treasurer and Chief Accounting Officer of the B. F. Saul Real Estate Investment Trust, Senior Vice President and Chief Accounting Officer of the B. F. Saul Company and B. F. Saul Property Company since September 2009. Chief Financial Officer of ASB Capital Management, LLC and Chevy Chase Trust Company. Previously served in a variety of accounting positions at Chevy Chase Bank, F.S.B., from June 1983 to July 2009, at which time he served as Senior Vice President and Controller, the bank’s chief accounting officer.

J. Page Lansdale	55	Executive Vice President-Real Estate since 2012. Senior Vice President of the Company from 2009 to 2012. Beginning in 1990, Mr. Lansdale held various positions with Chevy Chase Bank, F.S.B., including most recently Senior Vice President of Corporate Real Estate from 2004 to 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

References in this Compensation Discussion and Analysis to “we,” “our,” “ours” and “us” refers to Saul Centers, Inc.

Compensation Philosophy. Our goal is to design and administer a compensation program to (i) attract and retain qualified officers, (ii) reward officers for superior performance in achieving our business objectives and enhancing stockholder value and (iii) provide incentives for the creation of long-term stockholder value. Historically, the key elements of executive compensation have been base salary, annual bonuses and incentive stock options. The Compensation Committee reviews and approves our policies and practices regarding executive compensation, including (a) base salary levels, (b) annual bonuses, and (c) if applicable, long-term incentives, including awards of stock options. The Compensation Committee’s decisions regarding executive compensation are subjective and are based to a significant extent on the discretion and recommendations of the Company’s Chairman and Chief Executive Officer. The Compensation Committee does not attempt to establish a fixed numerical relationship between base salary, bonus and long-term incentives as components of overall compensation. We select and implement the elements of compensation for their ability to help us achieve the objectives of our compensation program, and this program is not based on any unique or preferential financial accounting or tax treatment.

Base Salary and Bonus Awards. As part of its review of base salary and bonus compensation, the Compensation Committee uses its discretion to make a subjective evaluation of the overall performance of each of the named executive officers based on its consideration of a variety of factors, including each individual’s tenure, level and scope of responsibility and performance and contribution to the achievement of our long-term goals, as well as factors relating to our overall performance and management’s recommendations regarding compensation. The Compensation Committee does not objectively measure any of the individual factors, nor does it make a determination of the actual performance of each of the named executive officers relating to each factor. No one factor is given precedence in the Compensation Committee’s analysis, although the Compensation Committee does take into account the recommendations of the Company’s Chairman and Chief Executive Officer. The Compensation Committee also considers whether the executive officers spend a portion of their time managing other related entities.

Most Recent Stockholder Advisory Vote on Executive Compensation. In May 2011, our stockholders cast an advisory vote on the Company’s executive compensation decisions and policies as disclosed in the proxy statement issued by the Company in March of 2011. Approximately 99.5% of the shares voted on the matter were cast in support of the compensation decisions and policies as disclosed. The Compensation Committee considered this result an endorsement of the Company’s compensation policies and practices and determined that it was not necessary at this time to make any material changes to those policies and practices in response to the advisory vote.

Base salary determinations are generally made by the Compensation Committee annually effective as of May 1 of each year.

Name	Base Salary Beginning May 1, 2012		Base Salary Beginning May 1, 2011	Percentage Change
B. Francis Saul II Chairman and Chief Executive Officer	$125,000		$125,000	0.0%

B. Francis Saul III (1) President	620,000		580,000	6.9%

Thomas H. McCormick President and Chief Operating Officer	335,000	(2)	310,000	8.1%

Scott V. Schneider Senior Vice President - Chief Financial Officer	387,920		373,000	4.0%

Christopher H. Netter Senior Vice President - Leasing	387,920		373,000	4.0%

John F. Collich Senior Vice President - Acquisitions and Development	350,860		331,000	6.0%

(1)	Mr. Saul III resigned as President of the Company effective September 4, 2012.
(2)	Mr. McCormick was appointed President and Chief Operating Officer of the Company effective September 4, 2012, at which time his annual base salary was increased to $435,000.

Bonus determinations are made by the Compensation Committee annually and are typically awarded in December of each year. Bonus awards are typically calculated as a percentage of the employee’s base salary. Bonus awards are determined on the basis of the recommendation of the Chairman and Chief Executive Officer and other subjective factors rather than the achievement by the executive officer of any pre-determined performance target. In December 2012, the Compensation Committee approved bonuses for the named executive officers ranging in amounts from 14% to 20% of the named executive officer’s base salary as provided below.

Name	Base Salary	Bonus	Bonus as a Percentage of Base Salary
B. Francis Saul II	$125,000	$25,000	20.0%
B. Francis Saul III (1)	620,000	—	0.0%
Thomas H. M cCormick	435,000	62,250	14.3%
Scott V. Schneider	387,920	58,188	15.0%
Christopher H. Netter	387,920	58,188	15.0%
John F. Collich	350,860	52,629	15.0%

(1)	Mr. Saul III resigned as President of the Company effective September 4, 2012.

The base salary and bonus paid to the Chairman and Chief Executive Officer was less than the compensation paid to other executive officers because the Compensation Committee also considered that the Chairman and Chief Executive Officer devotes a portion of his time to managing other related entities. We believe that the current base salary levels and annual bonus awards of the Company’s officers take into account the unique talents and skills of its officers.

Stock Option Grants. While not a key element in compensation, the Compensation Committee believes that the prudent use of equity incentives aligns the interests of officers with those of stockholders and promotes long-term stockholder value. The 2004 Stock Plan provides for grants of nonqualified and incentive stock options to employees, including officers. The Compensation Committee administers the plan and determines the participants who receive stock option grants, the terms of the grants, the schedule for exercisability or nonforfeitability, and the time and conditions for expiration of the grants. The Compensation Committee will continue to look at the total compensation package for each officer and the policies underlying the Company’s long-term compensation goals when granting awards under the plan. At present, the Board of Directors does not prescribe any stock ownership guidelines for our executive officers.

We do not time, nor have we ever timed, the grant of stock options in coordination with the release of material non-public information, and we have never back-dated any awards of stock options. We expect that awards to executive officers in the future will be made at regularly scheduled Compensation Committee meetings. For corporate and accounting measurement purposes, the date of grant of an award to our executive officers under the 2004 Stock Plan is the date the Compensation Committee approves the award or such later date as the Compensation Committee specifies. In addition, the fair market value for an award is established as the closing price of the stock on the date of grant.

The Compensation Committee granted 242,500 options to officers of the Company during 2012, of which 185,000 options were granted to named executive officers.

Benefits and Other Perquisites. We provide benefits to our executive officers under the B. F. Saul Company Employees 401(k) Retirement Plan (the “Tax Qualified Plan”). Our executive officers are eligible to receive, on the same basis as other employees, employer matching contributions under the Tax Qualified Plan. This allows our executive officers to save for their retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan, with the Company-funded portion of these benefits based on matching the contributions of the executive officers. Additional information on these Company-funded retirement contributions can be found in the Summary Compensation Table below. We also provide benefits to our executive officers under the B. F. Saul Company Supplemental Executive Retirement Plan (the “SERP”). The SERP, which is not available to all employees, allows the executive officers and other highly compensated employees to receive benefits they would have received under the Tax Qualified Plans, but for statutory limits. We do not sponsor a defined benefit pension plan for our executive officers or any other employees. Matching contributions under the Tax Qualified Plan and the SERP made to the named executive officers for the years ended December 31, 2012, 2011, and 2010 are shown in the “Other Compensation” column of the Summary Compensation Table below. Additional information on the SERP can be found in the Nonqualified Deferred Compensation Table below.

Our executive officers are also eligible to participate, on similar terms as employees who meet applicable eligibility criteria, in the other employee benefit and welfare plans that the Company maintains, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.

We do not consider perquisites to be a principal component of our executive officers’ compensation. We believe that our executive officer benefit and perquisite programs are reasonable and competitive with benefits and perquisites provided to executive officers of other REITs, and are necessary to sustain a fully competitive executive compensation program.

Compensation Risks

The Compensation Committee believes that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee endeavors to put in place for management incentives that cultivate a level of risk-taking behavior consistent with our business strategies. Because the bonus and other variable components of compensation are determined in large part on subjective considerations rather than formulae or other objective criteria, the Compensation Committee believes that the Company’s compensation policies do not contribute significantly to inappropriate risk-taking.

Summary Compensation Table

The following Summary Compensation Table sets forth the compensation paid to or earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers who were serving as of December 31, 2012, and Mr. Saul III who served as President to the Company prior to September 4, 2012, (“named executive officers”) for, or with respect to, the years ended December 31, 2012, 2011, and 2010.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
					(2)		(3)	(4)

B. Francis Saul II Chairman and Chief Executive Officer	2012	$125,000	$25,000	—	—	—	$32,013	$59,151	$241,164
	2011	125,000	25,000	—	—	—	32,154	67,439	249,593
	2010	125,000	25,000	—	—	—	31,262	64,902	246,164

B. Francis Saul III (1) President	2012	416,000	—	—	813,800	—	55,727	232,711	1,518,238
	2011	570,769	116,000	—	336,400	—	53,677	99,645	1,176,491
	2010	540,192	110,000	—	—	—	49,416	94,914	794,522

Thomas H. McCormick (5) President and Chief Operating Officer	2012	353,654	62,250	—	62,600	—	9,768	32,354	520,626
	2011	331,390	46,500	—	84,100	—	7,974	21,390	491,354
	2010	327,925	46,500	—	—	—	5,629	21,194	401,248

Scott V. Schneider Senior Vice President-Chief Financial Officer	2012	382,985	58,188	—	$93,900	—	14,430	40,750	590,253
	2011	369,616	55,950	—	126,150	—	13,827	39,814	605,357
	2010	359,679	54,300	—	—	—	12,738	39,120	465,837

Christopher H. Netter Senior Vice President-Leasing	2012	382,985	58,188	—	93,900	—	15,366	40,750	591,189
	2011	369,616	55,950	—	126,150	—	13,792	39,814	605,322
	2010	359,679	54,300	—	—	—	13,706	39,120	466,805

John F. Collich Senior Vice President	2012	344,291	52,629	—	93,900	—	9,918	38,095	538,833
Acquisitions and	2011	328,016	49,650	—	126,150	—	9,442	36,940	550,198
Development	2010	319,240	48,195	—	—	—	8,658	36,327	412,420

(1)	Mr. Saul III resigned as President and Director of the Company effective September 4, 2012
(2)	The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. In 2012, 185,000 non-qualified stock options were awarded May 4, 2012 at $6.26 per option. In 2011, 85,000 non-qualified stock options were awarded May 13, 2011 at $8.41 per option. See note 10 to the consolidated financial statements in the Company’s 2012 annual report to shareholders for the assumptions used to value these awards. No officer options were awarded in 2010.
(3)	Earnings are calculated at the last day of each month and credited to each account at an amount equal to the product of (i) one-twelfth of the current “yield to worst” reported for the U. S. Corporate High Yield Bond Index and (ii) the sum of (a) the deferred compensation account balance as of the last day of the preceding month and (b) amounts deferred for the current month.
(4)	The following table sets forth the components of “All Other Compensation” paid to the named executive officers for 2012, 2011 and 2010.
(5)	Mr. McCormick was appointed President and Chief Operating Officer of the Company effective September 4, 2012.

All Other Compensation

Name	Year	Director’s Compensation	Consulting Fees		Tax-Qualified Plan Contribution	SERP Contribution		Auto Allowance	Group Term Life Insurance	Total
		(a)			(b)	(c)

B. Francis Saul II	2012	$50,151	—		—	$9,000	(d)	—	—	$59,151
	2011	58,439	—		—	9,000	(d)	—	—	67,439
	2010	55,902	—		—	9,000		—	—	64,902

B. Francis Saul III (e)	2012	42,751	$165,000	(g)	—	24,960	(d)	—	—	232,711
	2011	58,439	—		—	41,206	(d)	—	—	99,645
	2010	55,902	—		—	39,012		—	—	94,914
			—

Thomas H. McCormick (f)	2012	7,400	—		—	24,954	(d)	—	—	32,354
	2011	—	—		—	21,390		—	—	21,390
	2010	—	—		—	21,194		—	—	21,194

Scott V. Schneider	2012	—	—		$15,000	11,470		$12,600	$1,680	40,750
	2011	—	—		14,700	10,834		12,600	1,680	39,814
	2010	—	—		14,700	10,140		12,600	1,680	39,120

Christopher H. Netter	2012	—	—		15,000	11,470		12,600	1,680	40,750
	2011	—	—		14,700	10,834		12,600	1,680	39,814
	2010	—	—		14,700	10,140		12,600	1,680	39,120

John F. Collich	2012	—	—		15,000	8,815		12,600	1,680	38,095
	2011	—	—		14,700	7,960		12,600	1,680	36,940
	2010	—	—		14,700	7,347		12,600	1,680	36,327

(a)	Director’s compensation for Mr. Saul II for 2012, 2011 and 2010 includes fees of $26,000, $27,000 and $26,000, respectively, common stock awards of 200 shares in each year valued at $7,858, $8,364 and $7,752, respectively, and non-qualified stock option awards of 2,500 options in each year valued at $6.52, $9.15 and $8.86 per option, respectively. Director’s compensation for Mr. Saul III for 2012, 2011 and 2010 includes fees of $18,600, $27,000 and $26,000, respectively, common stock awards of 200 shares in each year valued at $7,858, $8,364 and $7,752, respectively, and non-qualified stock option awards of 2,500 options in each year valued at $6.52, $9.15 and $8.86 per option, respectively. Director’s compensation for Mr. McCormick for 2012 represents fees of $7,400. The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See note 10 to the consolidated financial statements in the Company’s 2012 annual report to stockholders for the assumptions used to value these awards.
(b)	Value of employer’s contribution for 2012, 2011, and 2010 represents 6% of eligible compensation up to $250,000 for 2012 and $245,000 for 2011 and 2010.
(c)	Value of employer’s contribution for 2012, 2011, and 2010 represents 6% of eligible compensation in excess of $250,000 for 2012 and $245,000 for 2011 and 2010.
(d)	Because Mr. Saul II, Mr. Saul III and Mr. McCormick receive compensation from other affiliated companies, all Saul Centers retirement plan contributions are made to the SERP.
(e)	Mr. Saul III resigned as President and Director of the Company effective September 4, 2012.
(f)	Mr. McCormick was appointed President and Chief Operating Officer and Director of the Company effective September 4, 2012.
(g)	Upon his resignation as President effective as of September 4, 2012, the Company entered into a consulting agreement with Mr. Saul III whereby Mr. Saul III will provide certain consulting services to the Company as an independent contractor. Under the consulting agreement, which includes certain non-compete, non-solicitation and non-disclosure covenants, and has a term of up to two years, Mr. Saul III is paid $60,000 per month.

Grants of Plan-Based Awards

The following plan-based awards were awarded to named executive officers during 2012 for their service as executive officers of the Company. See “Corporate Governance – Compensation of Directors” for grants awarded to directors.

Name	Grant Date		All Other Option Awards: Number of Shares of Common Stock Underlying Options		Exercise Price of Option Awards	Grant Date Fair Value
B. Francis Saul III	5/4/2012	(1)	130,000	(2)	$39.29	$813,800
Thomas H. McCormick	5/4/2012	(1)	10,000		39.29	62,600
Scott V. Schneider	5/4/2012	(1)	15,000		39.29	93,900
Christopher H. Netter	5/4/2012	(1)	15,000		39.29	93,900
John F. Collich	5/4/2012	(1)	15,000		39.29	93,900

(1)	Issued under our 2004 Stock Plan. These options vest 25% on each of the first four anniversaries of the grant date.
(2)	Mr. Saul III resigned as President of the Company effective September 4, 2012, and, as a result, forfeited the indicated options.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to option awards outstanding as of December 31, 2012 for each of the named executive officers.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Un-exercisable		Option Exercise Price	Option Expiration Date
B. Francis Saul II	4/26/2004	2,500	(1)	—		$25.78	4/25/2014
	5/6/2005	2,500	(1)	—		33.22	5/5/2015
	5/1/2006	2,500	(1)	—		40.35	4/30/2016
	4/27/2007	2,500	(1)	—		54.17	4/26/2017
	4/25/2008	2,500	(1)	—		50.15	4/24/2018
	4/24/2009	2,500	(1)	—		32.68	4/23/2019
	5/7/2010	2,500	(1)	—		38.76	5/6/2020
	5/13/2011	2,500	(1)	—		41.82	5/12/2021
	5/4/2012	2,500	(1)	—		39.29	5/3/2022

Thomas H. McCormick	5/6/2005	5,000	(2)	—		33.22	5/5/2015
	5/13/2011	2,500	(2)	7,500	(2)	41.82	5/12/2021
	5/4/2012	—		10,000	(2)	39.29	5/3/2022

Scott V. Schneider	4/26/2004	7,500	(2)	—		25.78	4/25/2014
	5/6/2005	15,000	(2)	—		33.22	5/5/2015
	4/27/2007	15,000	(2)	—		54.17	4/26/2017
	5/13/2011	3,750	(2)	11,250	(2)	41.82	5/12/2021
	5/4/2012	—		15,000	(2)	39.29	5/3/2022

Christopher H. Netter	5/6/2005	15,000	(2)	—		33.22	5/5/2015
	4/27/2007	15,000	(2)	—		54.17	4/26/2017
	5/13/2011	3,750	(2)	11,250	(2)	41.82	5/12/2021
	5/4/2012	—		15,000	(2)	39.29	5/3/2022

John F. Collich	5/23/2003	915	(2)	—		24.91	5/22/2013
	4/26/2004	3,750	(2)	—		25.78	4/25/2014
	5/6/2005	3,000	(2)	—		33.22	5/5/2015
	4/27/2007	15,000	(2)	—		54.17	4/26/2017
	5/13/2011	3,750	(2)	11,250	(2)	41.82	5/12/2021
	5/4/2012	—		15,000	(2)	39.29	5/3/2022

(1) - Director option awards vest immediately upon grant.

(2) - Executive officer option awards vest 25% on each of the first four anniversaries of the grant date.

Option Exercises and Stock Vested

The following table sets forth information concerning stock options exercised by the named executive officers during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
		(1)
B. Francis Saul II	—	$—	N / A	$—
B. Francis Saul III	107,500	$1,042,127	N / A	$—
Thomas H. McCormick	—	$—	N / A	$—
Scott V. Schneider	6,000	$114,180	N / A	$—
Christopher H. Netter	—	$—	N / A	$—
John F. Collich	1,270	$13,348	N / A	$—

(1)	The amounts in this column represent the difference between the market value of the shares of common stock acquired on exercise of the options based on the closing price of the common stock on the date of exercise and the option exercise price.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 regarding equity compensation plans approved by the stockholders and equity compensation plans that were not approved by the stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding optins, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	570,840	(2)	$41.04	207,500
Equity compensation plans not approved by security holders (2)	—	(3)	—	—

Total	570,840		$41.04	207,500

(1)	Consists entirely of common shares authorized for issuance under the Company’s 1993 Stock Option Plan and the Company’s 2004 Stock Plan, both of which were approved by stockholders.
(2)	Excludes 124,044 shares of Common Stock awarded upon the deferral of directors’ compensation fees under the Company’s 2004 Deferred Compensation Plan for Directors.
(3)	170,000 shares of Common Stock were awarded upon deferral of directors’ compensation fees under the Company’s prior Deferred Compensation and Stock Plan for Directors. Such shares were issued at the market value of the Common Stock on the day the deferred director’s fees were earned.

Nonqualified Deferred Compensation

The following table sets forth information concerning the participation by the named executive officers in the SERP during 2012. See “Compensation Discussion and Analysis - Benefits and Other Perquisites” on page 21 for a description of the SERP.

Name	Year	Executive Contributions in 2012	Saul Centers, Inc. Contributions in 2012	2012 Earnings	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2012
		(1)	(2)	(3) (4)
B. Francis Saul II	2012	$3,000	$9,000	$32,013	$—	$485,769
B. Francis Saul III (5)	2012	8,320	24,960	55,727	—	845,365
Thomas H. McCormick	2012	8,318	24,954	9,768	—	165,730
Scott V. Schneider	2012	3,823	11,470	14,430	—	228,944
Christopher H. Netter	2012	3,823	11,470	15,366	—	242,954
John F. Collich	2012	2,938	8,815	9,918	—	158,740

(1)	Executives contribute up to a maximum of 2% of eligible compensation.
(2)	Saul Centers’ contribution is three times the executive officer’s retirement plan contribution.
(3)	Earnings are calculated at the last day of each month and credited to each account at an amount equal to the product of (i) one-twelfth of the current “yield to worst” reported for the U. S. Corporate High Yield Bond Index and (ii) the sum of (a) the deferred compensation account balance as of the last day of the preceding month and (b) amounts deferred for the current month.
(4)	No amounts in the 2012 Earnings column represent salary or bonus that was reported in the summary compensation tables in prior years.
(5)	Mr. Saul III resigned as President of the Company effective September 4, 2012 and, as a result, the December 31, 2012 balance will be paid to him in April 2013.

Executive Employment Contracts and Potential Payments upon Termination or Change in Control

The Company does not have employment or severance agreements with any of its executive officers. Therefore, the Company does not have a predetermined termination or change of control compensation plan in place for any of its named executive officers.

COMPENSATION COMMITTEE REPORT

The information contained in the report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporates it by specific reference.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2012 and the Company’s 2013 Proxy Statement. This report is provided by the following independent directors, who comprise the Committee.

Members of the Compensation Committee
Gilbert M. Grosvenor, Chairman
Philip C. Jackson, Jr.

March 7, 2013

AUDIT COMMITTEE REPORT

The information contained in the report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporates it by specific reference.

Duties, Powers and Responsibilities. The Audit Committee is governed by a charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Exchange Act and the NYSE listing standards, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee charter, the Audit Committee:

•	has sole power and authority concerning the engagement and fees of the independent registered public accounting firm,

•	reviews with the independent registered public accounting firm the plans and results of the audit engagement,

•	pre-approves audit and permitted non-audit services provided by the independent registered public accounting firm,

•	reviews the independence of the independent registered public accounting firm,

•	reviews the adequacy of the Company’s internal controls over financial reporting, and

•	reviews accounting, auditing and financial reporting matters with the Company’s independent registered public accounting firm and management.

Review and Discussion with Management and Independent Registered Public Accounting Firm. The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2012, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s attestation of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has also discussed with the independent registered public accounting firm those items required by SAS 61, as amended, which includes among other things, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has received a written disclosure and letter required by the Public Company Accounting Oversight Board from the independent registered public accounting firm regarding their independence, and has discussed the independent registered public accounting firms independence with them.

2012 and 2011 Independent Registered Public Accounting Firm Fee Summary. During 2012 and 2011, the Company retained Ernst & Young LLP to provide services in the following categories and amounts:

	Year 2012	Year 2011
Audit Fees (1)	$455,000	$425,000
Audit Related Fees (2)	—	57,000

Total Fees	$455,000	$482,000

(1)	Audit fees include the audit fee, fees incurred for attestation relating to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, and fees for comfort letters, attest services, consents and assistance with and review of documents filed with the SEC.
(2)	Audit related fees consist of fees incurred for audits related to the acquisition of operating real estate properties, fees for consultation concerning financial accounting and reporting standards, performance of agreed-upon procedures, and other audit or attest services not required by statute or regulation.

The Audit Committee has determined that the provision of audit related services by Ernst & Young LLP during 2012 is compatible with maintaining Ernst & Young LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting firm. Consistent with SEC policies regarding registered public accounting firm independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during that year for each of the categories of services listed in the table above.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise necessitating engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

Conclusion. Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report of the Company on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

General Paul X. Kelley, Committee Chairman
Philip C. Jackson, Jr.
Charles R. Longsworth
Patrick F. Noonan
James W. Symington

March 7, 2013

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and persons holding more than 10% of the outstanding shares of Common Stock are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 which they file.

To the best of the Company’s knowledge, based upon copies of forms furnished to it and written representations from officers, directors and 10% beneficial holders, no persons were late in filing SEC Forms 3, 4 or 5 during the year ended December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 4, 2013, concerning shares of Common Stock beneficially owned by all persons (if any) known by the Company to own more than 5% of the Company’s outstanding Common Stock, by each director and nominee, by each named executive officer and by all directors and executive officers as a group, according to information provided to the Company by each such person. Unless otherwise noted, each person named has sole voting and sole investment power with respect to all shares beneficially owned by such person.

For purposes of this table, “beneficially owned” includes securities redeemable or exercisable for Common Stock that are currently redeemable or exercisable or that will become redeemable or exercisable within 60 days of March 4, 2013. As a result, the number of shares set forth below includes (i) the number of shares of Common Stock the person holds, (ii) the number of shares of Common Stock the person could receive on exercise of options for shares held by the person that are exercisable within 60 days of March 4, 2013, (iii) fees deferred into shares of Common Stock by directors under the Directors Plan, and (iv) solely for Mr. Saul II, the number of shares of Common Stock Mr. Saul II, family members of Mr. Saul II, entities controlled by Mr. Saul II and other affiliates of Mr. Saul II (collectively, “The Saul Organization”), could receive on conversion of certain units of limited partnership interest in the Operating Partnership. In general, these units are convertible into shares of Common Stock on a one-for-one basis provided that, in accordance with the Company’s Articles of Incorporation, the rights may not be exercised at any time that The Saul Organization beneficially owns, directly or indirectly, in the aggregate more than 39.9% of the value of the Company’s outstanding Common Stock and Preferred Stock (the “Ownership Limit”).

Name of Beneficial Owner (1)	Aggregate Number of Shares Beneficially Owned (2)		Percent of Class (2)
B. Francis Saul II	11,288,800	(3)	48.9%
B. Francis Saul III	64,844		*
Philip D. Caraci	171,281	(4)	*
John E. Chapoton	33,624	(5)	*
George P. Clancy, Jr.	3,300	(6)	*
Gilbert M. Grosvenor	60,177	(7)	*
Philip C. Jackson Jr.	88,109	(8)	*
General Paul X. Kelley	62,666	(9)	*
Charles R. Longsworth	67,491	(10)	*
Thomas H. McCormick	12,971	(11)
Patrick F. Noonan	68,583	(12)	*
H. Gregory Platts	3,400	(13)	*
Mark Sullivan III	22,973	(14)	*
James W. Symington	37,801	(15)	*
John R. Whitmore	16,800	(16)	*
Scott V. Schneider	51,567	(17)	*
Christopher H. Netter	34,446	(18)	*
John F. Collich	47,959	(19)	*
The Vanguard Group, Inc.	1,515,087	(20)	6.6%
100 Vanguard Blvd., Malvern, PA 19355
T. Rowe Price Associates, Inc.	1,475,674	(21)	6.4%
100 E. Pratt Street, Baltimore, MD 21202
Blackrock, Inc.	1,192,250	(22)	5.2%
40 East 52nd Street, New York, NY 10022
All directors and officers as a group (21 persons)	12,171,147	(23)	52.7%

(1)	Except as otherwise indicated, the address of each beneficial owner listed is c/o Saul Centers, Inc., 7501 Wisconsin Avenue, Suite 1500, Bethesda, MD 20814-6522.
(2)	Beneficial ownership and percent of class are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. (See page 11, Deferred Compensation Plan). * indicates ownership of less than 1%.
(3)	Includes 6,914,236 shares owned by the B. F. Saul Real Estate Investment Trust, 446,792 shares owned by Dearborn LLC, 86,027 shares owned by SHLP Unit Acquisition Corp., 2,271 shares owned by Avenel Executive Park, Phase II, LLC, 335,418 shares owned by B. F. Saul Property Co., 256,695 shares owned by the B. F. Saul Company, 403,726 shares owned by Westminster Investing Corporation, 35,062 shares owned by Van Ness Square Corporation, 23,014 shares owned by various family trusts for which Mr. Saul II is either the sole trustee or sole custodian for a child, and 92,434 shares owned by Mr. Saul II’s spouse (88,246 shares owned directly and 4,188 shares owned in the Saul Centers stock fund of her 401(k) plan). Mr. Saul II disclaims beneficial ownership of 92,434 shares owned by his spouse. Pursuant to Rule 13d-3, the Common Stock described above is considered to be beneficially owned by Mr. Saul II because he has or may be deemed to have sole or shared voting and/or investment power in respect thereof. Includes 22,500 shares subject to options held by Mr. Saul II which are currently exercisable. Includes 2,545,000 of 6,914,000 units of the Partnership owned by B. F. Saul Real Estate Investment Trust, Dearborn LLC, SHLP Unit Acquisition Corp., B. F. Saul Property Company, Van Ness Square Corporation, Westminster Investing Corporation, and Avenel Executive Park Phase II, LLC. The remaining units owned by these entities cannot be converted because conversion would cause The Saul Organization to exceed the Ownership Limit.
(4)	Includes 24,166 shares owned by Mr. Caraci’s spouse. Mr. Caraci disclaims beneficial ownership of 24,166 shares owned by his spouse. Includes 15,000 shares subject to options held by Mr. Caraci which are currently exercisable. Excludes 100 depositary shares, each representing 1/100 of one share of 8% Series A Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series A depositary shares issued and outstanding.
(5)	Includes 22,500 shares subject to options held by Mr. Chapoton which are currently exercisable.
(6)	Includes 2,500 shares subject to options held by Mr. Clancy which are currently exercisable.
(7)	Includes 17,500 shares subject to options held by Mr. Grosvenor which are currently exercisable.

(8)	Includes 17,500 shares subject to options held by Mr. Jackson which are currently exercisable. Includes 2,800 shares owned by Mr. Jackson’s spouse. Mr. Jackson disclaims beneficial ownership of 2,800 shares owned by his spouse. Excludes 16,000 depositary shares, representing 1/100 of one share of 9% Series B Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series B depositary shares issued and outstanding.
(9)	Includes 22,500 shares subject to options held by General Kelleywhich are currently exercisable.
(10)	Includes 21,300 shares subject to options held by Mr. Longsworth which are currently exercisable. Excludes 1,000 depositary shares each representing 1/100 of one share of 9% Series B Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series B depositary shares issued and outstanding.
(11)	Includes 7,500 shares subject to options held by Mr. McCormick which are exercisable within 60 days. Excludes 920 and 500 depositary shares representing 1/100 of one share of 8% Series A Cumulative Redeemable Preferred Stock and 1/100 of one share of 9% Series B Cumulative Redeemable Preferred Stock, respectively, representing less than 1.0% of each of the Series A and Series B depositary shares issued and outstanding.
(12)	Includes 17,500 shares subject to options held by Mr. Noonan which are currently exercisable. Includes 6,016 shares owned by Mr. Noonan’s spouse. Mr. Noonan disclaims beneficial ownership of 6,016 shares owned by his spouse. Excludes 1,600 and 20,000 depositary shares representing 1/100 of one share of 8% Series A Cumulative Redeemable Preferred Stock and 1/100 of one share of 9% Series B Cumulative Redeemable Preferred Stock, respectively, representing less than 1.0% of the Series A and Series B depositary shares issued and outstanding.
(13)	Includes 2,500 shares subject to options held by Mr. Platts which are currently exercisable.
(14)	Includes 800 shares held by a trust of which Mr. Sullivan is a co-trustee. The beneficiaries of this trust are Mr. Sullivan’s brother and his brother’s children. Mr. Sullivan disclaims beneficial ownership of the 800 shares held by this trust. Includes 10,000 shares subject to options held by Mr. Sullivan which are currently exercisable.
(15)	Includes 20,000 shares subject to options held by Mr. Symington which are currently exercisable.
(16)	Includes 15,000 shares subject to options held by Mr. Whitmore which are currently exercisable.
(17)	Includes 41,250 shares subject to options exercisable within 60 days and 1,920 shares owned by Mr. Schneider’s children. Excludes 2,500 depositary shares each representing 1/100 of one share of 9% Series B Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series B depositary shares issued and outstanding.
(18)	Includes 474 shares owned by Mr. Netter’s spouse. Mr. Netter disclaims beneficial ownership of the 474 shares owned by his spouse. Includes 30,000 shares subject to options exercisable within 60 days.
(19)	Includes 1,558 shares owned by Mr. Collich’s spouse. Mr. Collich disclaims beneficial ownership of the 1,558 shares owned by his spouse. Includes 25,500 shares subject to options held by Mr. Collich which are exercisable within 60 days. Excludes 2,067 depositary shares each representing 1/100 of one share of 8% Series A Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series A depositary shares issued and outstanding.
(20)	This information is based on a Schedule 13G filed with the SEC on February 7, 2013 in which it was reported that The Vanguard Group, Inc. had sole power to vote or direct the voting of 32,798 shares, sole power to dispose or to direct the disposition of 1,490,389 shares and shared power to dispose or to direct the disposition of 8,200 shares.
(21)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2013 in which it was reported that T. Rowe Price Associates, Inc. (“Price Associates”), in its capacity as an investment adviser, had sole power to vote or direct the voting of 236,640 shares, and the sole power to dispose or to direct the disposition of 1,475,674 shares. Price Associates has advised the Company that (i) these securities are owned by various individual and institutional investors which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities and (ii) for the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(22)	This information is based on a Schedule 13G filed with the SEC on February 4, 2013 in which it was reported that Blackrock, Inc., in its capacity as an investment advisor, had sole power to vote, direct the voting and dispose of 1,192,250 shares.
(23)	Excludes 4,687 depositary shares, each representing 1/100 of one share of 8% Series A Cumulative Redeemable Preferred Stock, and 40,000 depositary shares, each representing 1/100 of one shares of 9% Series B Cumulative Redeemable Preferred Stock, each of which represents less than 1% of the applicable class of depositary shares outstanding.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Certain relationships existing between (i) the Company and its subsidiaries, including the Operating Partnership and two subsidiary limited partnerships (the “Subsidiary Partnerships,” and collectively with the Operating Partnership, the “Partnerships”), and (ii) The Saul Organization are discussed below. Except as discussed below, the Company does not have any written policies or procedures for the review, approval or ratification of transactions with related persons.

Management of the Current Portfolio Properties. The Company and its subsidiaries entered into a Shared Services Agreement with The Saul Organization, that provides for the sharing of certain personnel and ancillary functions, such as computer hardware, software and support services, payroll services, benefits administration, in-house legal services and other direct and indirect administrative personnel. The method of determining the cost of the shared services is provided in the Shared Services Agreement and, depending on the service, is based upon head count, estimates of usage or estimates of time incurred, as applicable. The Saul Organization also subleases office space to the Company (see below for description of terms of corporate headquarters lease). The terms of all sharing arrangements, including payments related thereto, are deemed reasonable by management and are approved annually by the Audit Committee of the Company, which consists entirely of independent directors under the Company’s Articles and NYSE rules. Billings by The Saul Organization for the Company’s share of these ancillary costs and expenses, which included $850,000 of rental payments for the Company’s headquarters lease, for the year ended December 31, 2012, totaled $6.0 million. At December 31, 2012, $499,000 was owed to The Saul Organization. Although the Company believes that the amounts allocated to it for such shared services represent a fair allocation between it and The Saul Organization, the Company has not obtained a third party appraisal of the value of these services.

Related Party Rents. The Company subleases space for its corporate headquarters from a member of The Saul Organization, the building of which is owned by another member of the Saul Organization. The lease commenced in March 2002, expires in March 2017, and provides for base rent escalated at 3% per year, with payment of a pro-rata share of operating expenses over a base year amount. The Company and The Saul Organization entered into a Shared Services Agreement whereby each party pays a portion of the total rental payments based on a percentage proportionate to the number of employees employed by each party. The Company’s rent payment for the year ended December 31, 2012 was $850,000. The Audit Committee reviewed the terms of the sublease and believes it has terms comparable to what would have been obtained from a third party landlord, although bid proposals from independent third parties were not solicited when entering into the new corporate headquarters lease.

Insurance Agency. The B. F. Saul Insurance Agency of Maryland, Inc., a subsidiary of the B. F. Saul Company and a member of The Saul Organization, is a general insurance agency that receives commissions and counter-signature fees in connection with the Company’s insurance program. Such commissions and fees amounted to approximately $372,000 for the year ended December 31, 2012.

Management Personnel. The Company’s Chief Executive Officer, President and Chief Operating Officer, Executive Vice President– Real Estate and Senior Vice President-Chief Accounting Officer are also officers of various members of The Saul Organization. Although the Company believes that these officers spend sufficient management time to meet their responsibilities as its officers, the amount of management time devoted to the Company will depend on its specific circumstances at any given point in time. As a result, in a given period, these officers may spend less than a majority of their management time on the Company’s matters. Over extended periods of time, the Company believes that its Chief Executive Officer and President and Chief Operating Officer will spend less than a majority of their management time on Company matters, while the Executive Vice President – Real Estate and Senior Vice President-Chief Accounting Officer may or may not spend less than a majority of their management time on the Company’s matters.

Exclusivity and Right of First Refusal Agreements. The Company will acquire, develop, own and manage shopping center properties and will own and manage other commercial properties subject to certain exclusivity agreements and rights of first refusal to which it is a party. The Saul Organization will continue to develop, acquire, own and manage commercial properties and own land suitable for development as, among other things, shopping centers and other commercial properties. The agreement relating to exclusivity and the right of first refusal between the Company and The Saul Organization generally requires The Saul Organization to conduct its shopping center business exclusively through the Company and to grant the Company a right of first refusal to purchase commercial properties and development sites in certain market areas that become available to The Saul Organization. The Saul Organization has granted the right of first refusal to the Company, acting through the Company’s independent directors, in order to minimize potential conflicts with respect to commercial properties and development sites. The Company and The Saul Organization have entered into this agreement in order to minimize conflicts with respect to shopping centers and certain of the Company’s commercial properties.

Reimbursement Agreement. Pursuant to a reimbursement agreement among the partners in the Partnerships, The Saul Organization and those of its subsidiaries that are partners in the Partnerships have agreed to reimburse the Company and the other partners in the event the Partnerships fail to make payments with respect to certain portions of the Partnerships’ debt obligations and the Company or any such other partners personally make payments with respect to such debt obligations. As of December 31, 2012, the maximum potential obligation of The Saul Organization and its subsidiaries under the agreement was $51.0 million. The Company believes that the Partnerships will be able to make all payments due with respect to their debt obligations.

Real Estate Purchases and Sales. From time to time, the Company may purchase from, or sell property to, members of The Saul Organization. In these instances, each party obtains independent third party appraisals of the property and the transactions are approved in advance by the Audit Committee, which is comprised solely of independent directors.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the persons named in the enclosed proxy will vote thereon as they determine to be in the best interests of the Company.

PROPOSALS FOR NEXT ANNUAL MEETING

It is presently contemplated that the 2014 annual meeting of stockholders will be held in mid-May 2014. Any stockholder proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2014, including a proposal relating to director nominations, must be received at the Company’s office at 7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522, no later than November 22, 2013.

Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act, as well as the requirements of the Company’s Bylaws, which are described under the section captioned “Board of Directors – Corporate Governance – Nominating and Corporate Governance Committee - Selection of Director Nominees.” As a result, assuming that our 2014 annual meeting of stockholders is held within 30 days of the anniversary of the Company’s 2013 annual meeting of stockholders, the Company must receive any proposals for consideration at the 2014 annual meeting of stockholders no earlier than February 9, 2014 and no later than March 11, 2014. In addition, the form of proxy that the Board of Directors will solicit in connection with the Company’s 2014 annual meeting of stockholders will confer discretionary authority to vote on any proposal received between November 22, 2013 and February 9, 2014, or after March 11, 2014.

ANNUAL REPORT

A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2012 accompanies this Proxy Statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company makes available free of charge on its internet website, www.saulcenters.com, this 2013 Proxy Statement and the 2012 Annual Report to Stockholders, as well as its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after the reports are electronically filed with, or furnished to, the Securities and Exchange Commission. Information contained on the Company’s internet website is not part of this proxy statement.

By order of the Board of Directors

Scott V. Schneider
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

March 25, 2013

Bethesda, Maryland

[This page intentionally blank.]

Annex A

An Amendment to Our Articles to Increase the Number of Authorized Shares of Common Stock.

The Board of Directors of the Company has unanimously approved and directed that there be submitted to the Company’s stockholders for their approval a proposal to amend the Articles to increase the number of authorized shares of common stock from 30.0 million shares to 40.0 million shares. The Board of Directors has also unanimously approved and directed that there be submitted to the Company’s stockholders for their approval a corresponding increase in the number of authorized shares of excess stock from 31.0 million shares to 41.0 million shares. As a result of such increases, the total number of authorized shares of all classes of capital stock shall increase from 62.0 million shares to 82.0 million shares. The text of the proposed amendment is set forth below:

The Articles are hereby amended by deleting Article VI, Section 1 in its entirety and inserting the following new Article VI, Section 1:

“The total number of shares of all classes of capital stock that the Corporation has authority to issue is eighty-two million (82,000,000) shares consisting of (i) one million (1,000,000) shares of preferred stock without designated par value (the “Preferred Stock”); (ii) forty million (40,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”); (iii) one million (1,000,000) shares of excess stock without designated par value and forty million (40,000,000) shares of excess stock, par value $0.01 per share (collectively, the “Excess Stock”). The aggregate par value of all of the authorized shares of all classes of capital stock having par value is $800,000.00.”

Annex B

Saul Centers, Inc.

2004 Stock Plan

(as adopted by the Board of Directors and approved by the shareholders on April 23, 2004,

and amended by the Board of Directors ~~on April 23, 2004)~~and approved by the shareholders on April 25, 2008 and March 7, 2013)

SECTION 1. PURPOSE.

The purpose of the Plan, as hereinafter set forth, is to enable the Company to attract, retain and reward corporate officers, managerial and other significant employees, directors, and non-employees who have an ongoing consultant or advisor relationship with the Company, by offering such individuals an opportunity to have a greater proprietary interest in and a closer identity with the Company and its financial success.

SECTION 2. DEFINITIONS.

(a) Affiliate. An entity that qualifies as a Subsidiary Corporation with respect to the Company, or a “parent corporation” with respect to the Company within the meaning of Section 424(e) of the Code, whether such entity qualifies as a parent corporation or a subsidiary corporation as of the initial adoption of the plan or thereafter.

(b) Board. The Board of Directors of the Company.

(c) Code. The Internal Revenue Code of 1986, as amended from time to time.

(d) Committee. The Compensation Committee of the Board (or subcommittee thereof) or such other committee (or subcommittee thereof) as shall be appointed by the Board to administer the Plan pursuant to Section 3. The Committee shall consist solely of two (2) or more directors who are (i) “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act) for purposes of exercising administrative authority with respect to Options granted to Participants who are subject to Section 16 of the Exchange Act; (ii) to the extent required by the rules of the New York Stock Exchange or any national stock exchange or automated quotation system on which the Common Stock is then listed or quoted, “independent” within the meaning of such rules; and (iii) at such times as an Option granted under the Plan by the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Options and administration of the Options by a committee of “outside directors” is required to receive such relief) “outside directors” within the meaning of Section 162(m) of the Code.

(e) Common Stock. The common stock, $0.01 par value, of the Company or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 8.

(f) Company. Saul Centers, Inc., a Maryland corporation, and any successor thereto.

(g) Continuous Service. The Participant’s service with the Company or an Affiliate, whether as an employee, director or consultant, is not interrupted or terminated. A Participant’s Continuous Service shall not be deemed to have been interrupted or terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate or a change in the entity for which the Participant renders such service. The Participant’s Continuous Service shall be deemed to have terminated either upon actual termination or the entity for which the Participant performs service ceases to be an Affiliate. The Committee shall determine whether Continuous Service shall be considered interrupted in the case of a leave of absence approved by the Company or an Affiliate, including sick leave, military leave or any other personal leave.

(h) Disabled or Disability. Permanent and total disability, as defined in Section 22(e)(3) of the Code. A Participant shall not be considered Disabled unless the Committee determines that the Disability arose before such Participant’s termination of employment or, in the case of a director or a non-employee Participant, before the termination of the director, consulting or advisor relationship between such Participant and the Company or an Affiliate.

(i) Exchange Act. The Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

Annex B

(j) Fair Market Value. On any given date, the current fair market value of the shares of Common Stock as determined as follows. (i) if the Common Stock is traded on New York Stock Exchange, is listed on a national securities exchange or is quoted on an automated quotation system, the closing price for the day of determination as quoted on such market or exchange which is the primary market or exchange for trading of the Common Stock or if no trading occurs on such date, the last day on which trading occurred, or such other appropriate date as determined by the Committee in its discretion, as reported in The Wall Street Journal or such other source as the Committee deems reliable; (ii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high and the low asked prices for the Common Stock for the day of determination; or (iii) in the absence of an established market for the Common Stock, Fair Market Value shall be determined by the Committee in good faith.

(k) Incentive Stock Option. An Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code.

(l) Nonqualified Stock Option. An Option that is not an Incentive Stock Option.

(m) Operating Partnership Units. The interest held by the Saul Organization in the Saul Holdings Limited Partnership.

(n) Option. An option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(o) Participant. An employee of the Company (including any employee who is a member of the Board) or an Affiliate, a director of the Company or an Affiliate, or any non-employee consultant or advisor (provided, such consultant or advisor is a natural person who provides bona fide services to the Company other than in connection with the offer or sale of securities in a capital-raising transaction or promotion or maintenance of a market for the Company’s securities) to the Company (including non-employee members of the Board) or an Affiliate, whose participation in the Plan is determined by the Committee to be in the best interest of the Company.

(p) Plan. The Saul Centers, Inc. 2004 Stock Plan, as amended from time to time.

(q) Saul Organization. The B.F. Saul Company, the B.F. Saul Real Estate Investment Trust and Chevy Chase Bank, F.S.B., as well as other affiliated entities and any successor entities.

(r) Stock Award. An award of shares of Common Stock or phantom share units described in Section 5(b) of the Plan.

(s) Subsidiary Corporation. An entity that qualifies as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code.

SECTION 3. ADMINISTRATION.

(a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to approve individuals for participation; to construe and interpret the Plan; to establish, amend or waive rules and regulations for its administration; and to accelerate the exercisability of any Option or the termination of any restriction under any Option or Stock Award. Options and Stock Awards may be subject to such provisions as the Committee shall deem advisable, and may be amended by the Committee from time to time; provided that no such amendment may adversely affect the rights of the holder of an Option or Stock Award without such holder’s consent.

(b) Powers of the Committee. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.

(c) Indemnification. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option or Stock Award awarded under it. To the maximum extent permitted by applicable law, each member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the members may have as members of the Board or under the by-laws of the Company.

Annex B

(d) Fractional Shares. The Company shall not be required to issue fractional shares pursuant to the Plan. The Committee may provide for elimination of fractional shares or the settlement of such fraction shares in cash.

(e) No Repricing of Options. The Committee may not without the approval of the stockholders of the Company lower the exercise price of an outstanding Option, whether by amending the exercise price of the outstanding Option or through cancellation of the outstanding Option and issuance of a replacement or substitute Option; provided that stockholder approval shall not be required for adjustments made in connection with an event described in Section 8 in order to prevent enlargement, dilution or diminishment of rights.

SECTION 4. COMMON STOCK SUBJECT TO PLAN.

The aggregate shares of Common Stock that may be issued under the Plan ~~pursuant to Options~~ shall not exceed ~~1,000,000, subject to adjustment in accordance with Section 8. The aggregate shares of Common Stock that may be issued under the Plan pursuant to Stock Awards shall not exceed 200,000~~2,200,000, subject to adjustment in accordance with Section 8. Common Stock issued under the Plan may be shares of authorized and unissued Common Stock or previously issued Common Stock reacquired by the Company.

In the event of a lapse, expiration, termination, forfeiture or cancellation of any Option or Stock Award granted under the Plan without the issuance of shares, the Common Stock subject to or reserved for such Option or Stock Award may be used again for new grants of Options or Stock Awards hereunder; provided that in no event may the number of shares of Common Stock issued hereunder exceed the total number of shares reserved for issuance. Any shares of Common Stock withheld or surrendered to pay withholding taxes pursuant to Section 11(e) or withheld or surrendered in full or partial payment of the exercise price of an Option pursuant to Section 6(e) shall be added to the aggregate shares of Common Stock available for issuance~~, provided that in no event shall the number of shares issued upon the exercise of Incentive Stock Options exceed 1,000,000~~.

Notwithstanding any other provision of the Plan, during any single calendar year, no Participant shall be granted Options which permit such Participant to purchase more than 100,000 shares of Common Stock, subject to adjustment in accordance with Section 8. In no event shall the number of shares issued upon the exercise of Incentive Stock Options exceed 2,000,000, subject to adjustment in accordance with Section 8.

SECTION 5. ELIGIBILITY.

(a) Options. Options may be granted under the Plan to any Participants. The Committee shall have absolute discretion to determine, within the limits of the express provisions of the Plan, those Participants to whom and the time or times at which Options shall be granted. The Committee shall also determine, within the limits of the express provisions of the Plan, the number of shares to be subject to each Option, the duration of each Option, the exercise price under each Option, the time or times within which (during the term of the Option) all or portions of each Option may become vested and exercisable, and whether an Option shall be an Incentive Stock Option, a Nonqualified Stock Option or a combination thereof. In making such determination, the Committee may take into account the nature of the services rendered by the Participant, his or her present and potential contributions to the Company’s success and such other factors as the Committee in its discretion shall deem relevant.

Notwithstanding the foregoing, no Incentive Stock Option shall be granted to any Participant who is not an employee of the Company or an Affiliate.

Options may be granted under this Plan from time to time in substitution for stock options held by employees of other corporations who become employees of the Company or a Subsidiary Corporation as a result of a merger or consolidation of the employing corporation with the Company or a Subsidiary Corporation, the acquisition by the Company or a Subsidiary Corporation of the employing corporation, the acquisition by the Company or a Subsidiary Corporation of the assets of the employing corporation, or the acquisition by the Company or a Subsidiary Corporation of at least fifty percent (50%) of the issued and outstanding stock of the employing corporation as the result of which it becomes a Subsidiary Corporation of the Company. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in this Plan to such extent as

Annex B

the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the stock options in substitution for which they are granted, but with respect to stock options which are Incentive Stock Options, no such variation shall be such as to affect the status of any such substitute option as an “incentive stock option” under Section 422 of the Code.

(b) Stock Awards. Stock Awards may be granted under the Plan only to directors of the Company. A Stock Award may be in the form of either (i) shares of Common Stock, or (ii) phantom stock, each share of which is equivalent in value to a share of Common Stock. The Committee shall have absolute discretion to determine the terms and conditions of Stock Awards, including but not limited to, any restrictions on the shares of Common Stock issued pursuant to a Stock Award and the terms of any agreement evidencing a Stock Award. The Committee in its discretion may establish a deferred compensation program under which fees payable by the Company to directors may be deferred in the form of a Stock Award.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

Each Option granted under the Plan shall be evidenced by an agreement, in a form approved by the Committee, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Committee may deem appropriate:

(a) Option Period. Each Option agreement shall specify the period for which the Option thereunder is granted, which shall not exceed ten (10) years from the date of grant, and shall provide that the Option shall expire at the end of such period.

(b) Exercise Price. The per share exercise price of each Option shall be determined by the Committee at the time the Option is granted, and shall not be less than the Fair Market Value of Common Stock on the date the Option is granted.

(c) Vesting of Options. No part of any Option may be exercised until the Participant shall have satisfied the vesting conditions (i.e., such as remaining in the employ of or continuing services for the Company and/or an Affiliate for a certain period of time), if any, as the Committee may specify in the applicable Option agreement. Subject to the provisions of Section 6(d), any Option may be exercised, to the extent exercisable by its terms, at such time or times as may be determined by the Committee.

(d) Exercise. An Option, if exercisable, shall be exercised by completion, execution and delivery of notice (written or electronic) to the Company of exercise of the Option which states (i) the Participant’s intent to exercise the Option, (ii) the number of shares of Common Stock with respect to which the Option is being exercised, (iii) such other representations and agreements as may be required by the Company and (iv) the method for satisfying any applicable tax withholding as provided in Section 11(e). Such notice of exercise shall be provided on such form or by such method as the Committee may designate, and payment of the exercise price shall be made in accordance with Section 6(e). Subject to the provisions of the Plan and the applicable Option agreement, an Option may be exercised to the extent vested in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with the Plan and the applicable Option agreement with respect to the remaining shares subject to the Option. An Option may not be exercised with respect to fractional shares of Common Stock.

(e) Payment. The exercise price of an Option shall be paid in full at the time of exercise (i) in cash, (ii) through the surrender of previously-acquired shares of Common Stock having a Fair Market Value equal to the exercise price of the Option provided that such previously-acquired shares have been held by the Participant for at least six months, unless the Committee in its discretion permits the use of shares held less than six months, (iii) through the withholding by the Company (at the election of the Participant) of shares of Common Stock having a Fair Market Value equal to the exercise price, provided that the Participant attests in a manner acceptable to the Committee that he or she holds previously-acquired shares equal in number to the number of shares withheld by the Company and has held such previously-acquired shares for at least six months, or (iv) if the Common Stock is traded on an established securities market, the Committee may approve payment of the exercise price by a broker-dealer or by the Participant with cash advanced by the broker-dealer if the exercise notice is accompanied by the Participant’s written irrevocable instructions to deliver the Common Stock acquired upon exercise of the Option to the broker-dealer, or (v) by a combination of (i), (ii), (iii), and (iv), in the discretion of the Committee.

Annex B

(f) Other Rules Applicable to Incentive Stock Options. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option.

(i) Grant Period. Consistent with Section 9, an Incentive Stock Option must be granted within ten years of the date this Plan, as amended, is adopted or the date the Plan, as amended, is approved by the stockholders of the Company, whichever is earlier.

(ii) Ten Percent Owner. If a Participant, on the date that an Incentive Stock Option is granted, owns, directly or indirectly, within the meaning of Section 424(d) of the Code, stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Affiliate that qualifies as a “parent corporation” or “subsidiary corporation” under Sections 424(e) and 424(f) of the Code, then the exercise price per share shall in no instance be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock at the time the Incentive Stock Option is granted, and no Incentive Stock Option shall be exercisable by such Participant after the expiration of five years from the date it is granted.

(iii) Value of Shares. The aggregate Fair Market Value (determined at the date of grant) of the Incentive Stock Options exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 or any other limit imposed by the Code.

(iv) Transfer of Incentive Stock Option Shares. Upon exercise of an Incentive Stock Option, Participant agrees that he or she will notify the Company within fifteen (15) days after the date of any disposition of Common Stock issued upon exercise of such Option that occurs within two (2) years after the date of grant of the Option or within one (1) year after such Common Stock is transferred upon exercise of the Option. The Company may require that certificates evidencing shares of Common Stock purchased upon exercise of an Incentive Stock Option be endorsed with a legend in substantially the following form:

The shares evidenced by this certificate may not be sold or transferred prior to             in the absence of a written statement from Saul Centers, Inc. to the effect that the Company is aware of the fact of such sale or transfer.

The blank contained in such legend shall be filled in with the date that is the later of (i) one (1) year and one (1) day after the date of exercise of such Incentive Stock Option or (ii) two (2) years and one (1) day after the date of grant of such Incentive Stock Option. Upon delivery to the Company, at its principal executive office, of a written statement to the effect that such shares have been sold or transferred prior to such date, the Company does hereby agree to promptly deliver to the transfer agent for such shares a written statement to the effect that the Company is aware of the fact of such sale or transfer. The Company may also require the inclusion of any additional legend which may be necessary or appropriate.

SECTION 7. TREATMENT OF OPTIONS UPON TERMINATION.

(a) Termination due to Disability or Death. Except as otherwise determined by the Committee in its sole discretion and set forth in the relevant grant agreement, upon termination of the Participant’s Continuous Service by reason of Disability or death, such Participant’s Options shall become or remain fully vested and shall be exercisable by such Participant (or, in the case of death, by his or her estate) for not later than the earlier of one year after the termination date or the expiration of the term of the Options.

(b) Termination Other than For Cause. Except as otherwise determined by the Committee in its sole discretion and set forth in the relevant grant agreement, upon termination of the Participant’s Continuous Service for any reason other than for Cause (as defined in Section 7(c)), Disability or death, such Participant’s Options (to the extent vested before such termination) may be exercised by such Participant during the ninety-day period commencing on the date of termination, but not later than the expiration of the term of the Options. If a Participant dies during such ninety-day period, his or her estate may exercise the Options (to the extent such Options were vested and exercisable before death), but not later than the earlier of one year after the date of death or the expiration of the term of the Options.

(c) Termination for Cause. Upon termination of a Participant’s Continuous Service for Cause, the Participant’s right to exercise his or her Options shall terminate immediately and without notice. For purposes of this provision, Cause shall mean:

(i) The commission of an action against or in derogation of the interests of the Company or an Affiliate which constitutes an act of fraud, dishonesty or moral turpitude or which, if proven in a court of law, would constitute a violation of a criminal code or similar law;

Annex B

(ii) A material breach of any material duty or obligation imposed upon the Participant by the Company or an Affiliate;

(iii) Divulging the Company or an Affiliate’s confidential information; or

(iv) The performance of any similar action that the Committee, in its sole discretion, may deem to be sufficiently injurious to the interests of the Company or an Affiliate so as to constitute substantial cause for termination.

Notwithstanding the foregoing, if a Participant performs services for the Company or an Affiliate pursuant to a written agreement and such agreement defines “cause” for purposes of the Company or Affiliate’s right to terminate such agreement for “cause,” then such definition of “cause” set forth in the agreement shall apply for purposes of the Plan.

SECTION 8. ADJUSTMENT PROVISIONS.

In the event of a recapitalization, reclassification or combination of shares, stock split, stock dividend, merger, sale of assets or similar event, the Committee shall adjust equitably (a) the number and class of shares or other securities that are reserved for issuance under the Plan, (b) the number and class of shares or other securities that are subject to outstanding Options and/or Stock Awards, and (c) the appropriate Fair Market Value and other price determinations applicable to Options and/or Stock Awards. The Committee shall make all determinations under this Section 8, and all such determinations shall be conclusive and binding.

The existence of outstanding Options and/or Stock Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

SECTION 9. EFFECTIVE DATE AND TERM OF PLAN.

The Plan ~~is~~became effective ~~upon~~on April 23, 2004, pursuant to its adoption by the Board~~, subject to~~ of Directors and approval ~~within twelve (12) months by the~~by stockholders of the Company holding ~~of~~ a majority of the shares ~~of~~ entitled to vote thereon~~. Unless and until the Plan has been approved the stockholders of the Company, no Option may be exercised, no Stock Award may be granted, and no shares of Common Stock may be issued under the Plan. In the event that the stockholders of the Company do not approve the Plan within such twelve (12) month period, the Plan and any previously granted Option shall terminate~~. Unless previously terminated, the Plan will terminate ten (10) years after the earlier of (i) the date the Plan as herein amended is adopted by the Board, or (ii) the date the Plan as herein amended is approved by the stockholders, except that Options and/or Stock Awards that are granted under the Plan before its termination will continue to be administered under the terms of the Plan until the Options terminate or are exercised or the Stock Awards terminate or fully vest and are settled.

Annex B

SECTION 10. CHANGE IN CONTROL.

(a) Effect of a Change in Control. Except as otherwise determined by the Committee in its sole discretion, and set forth in the relevant grant agreement, in the event of a Change in Control, all outstanding Options shall fully vest in each Participant. The Committee, in its discretion, may also provide in any Option agreement for adjustment of certain terms of such Option upon the occurrence of a Change in Control.

(b) Definition of Change in Control. “Change in Control” shall mean the occurrence of any of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (I) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (II) any acquisition by the Company, B. Francis Saul II, members of the Company’s management, or any combination thereof, (III) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (IV) any acquisition by any Person pursuant to a transaction which complies with subsections 10(b)(iii)(A), (B) and (C) of the Plan, (V) any acquisition by the Saul Organization as a result of a conversion by the Saul Organization of all or any portion of its Operating Partnership Units to shares of Common Stock, (VI) any acquisition by affiliates of the Saul Organization, or (VII) any acquisition pursuant to a transaction described in Section 10(b)(v) of the Plan.

(ii) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 10, that any individual who becomes a member of the Board subsequent to such effective date, whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual was a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;

(iii) The approval by shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be; (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction;

(iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Annex B

(v) Notwithstanding the preceding, a Change in Control will not result from a ~~(A)~~ transfer of the Outstanding Common Stock by a person who is the beneficial owner, directly or indirectly, of 20% or more of the outstanding Common Stock of the Company (a “Twenty Percent Owner”) to (I) a member of such Twenty Percent Owner’s immediate family (within the meaning of Rule 16a-1(e) of the Exchange Act) either during such Twenty Percent Owner’s lifetime or by will or the laws of descent and distribution; (II) any trust to which the Twenty Percent Owner or a member of his immediate family (within the meaning of Rule 16(a)-1(e) of the Exchange Act) is the beneficiary; (III) any trust to which the Twenty Percent Owner is the settlor with sole power to revoke; or (IV) any charitable trust, foundation or corporation under Section 501(c)(3) of the Code which is funded by the Twenty Percent Owner.

(vi) Notwithstanding the preceding, a Change in Control will not result from (A) the pledge of the Operation Partnership Units held by the Saul Organization or (B) the foreclosure on such Operating Partnership Units by a creditor of the Saul Organization if the creditor does not convert the Operating Partnership Units to shares of Common Stock of the Company.

(c) Cancellation of Options upon Merger. If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company is liquidated, or sells or otherwise disposes of substantially all of its assets to another corporation while unexercised Options remain outstanding under the Plan, unless provisions are made in connection with such transaction for the continuance of the Plan and/or the assumption or substitution of such Options with new options covering the stock of the successor corporation, or parent or subsidiary thereof, with the appropriate adjustments as to the number and kind of shares and prices, then all outstanding Options shall be cancelled as of the effective date of any such merger, consolidation or sale provided that (i) notice of such cancellation shall be given to each Participant and (ii) each Participant shall have the right to exercise such Option in full (without regard to vesting or other limitations on exercise imposed on such Option) during the thirty day period preceding the effective date of such merger, consolidation, liquidation, or sale (the “Corporate Event”). Notwithstanding the foregoing, if no provisions are made for the continuance, assumption or substitution of Options and if exercise of any then-outstanding Options during the thirty day period preceding the effective date of the Corporate Event would not be in conformity with all applicable federal securities laws, the Participant will be paid a cash amount equal to the difference between the Fair Market Value of the shares of Common Stock subject to the Option as of the Corporate Event and the exercise price of the Option, or if in the opinion of counsel to the Company the immediate exercisability of such Options (or cash payment), when taken into consideration with all other “parachute payments” within the meaning of Section 280G of the Code, would result in an “excess parachute payment” as defined in such section of the Code, such Option shall not become immediately exercisable and shall be cancelled as of the effective date of the Corporate Event, except and to the extent that the Committee in its discretion shall otherwise determine.

SECTION 11. GENERAL PROVISIONS.

(a) Employment. Nothing in the Plan or in any related instrument shall confer upon any Participant any right to continue in the employ of the Company or an Affiliate, to continue service as a director or consultant for the Company or an Affiliate, or shall affect the right of the Company or an Affiliate to terminate the employment or services of any Participant with or without cause.

(b) Legality of Issuance of Shares. No Option shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under the Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges or quotation systems on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued pursuant to a Stock Award or the exercise of an Option may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under the Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters. The Company may, but shall in no event be obligated to, register any securities covered by this Plan pursuant to the Securities Act of 1933, as amended.

(c) Ownership of Common Stock Allocated to Plan. No Participant (individually or as a member of a group), and no beneficiary or other person claiming under or through such Participant, shall have any right, title or interest in or to any Common Stock allocated or reserved for purposes of the Plan or subject to any Option, except as to shares of Common Stock, if any, as shall have been issued to such Participant or beneficiary.

Annex B

(d) Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.

(e) Withholding of Taxes. The Company or Affiliate shall withhold, or allow a Participant to remit to the Company or Affiliate, any federal, state or local taxes required by law to be withheld with respect to any event giving rise to tax liability with respect to an Option or Stock Award. In order to satisfy all or any portion of such tax liability, a Participant may elect (i) to surrender Common Stock previously acquired by the Participant, (ii) to have the Company withhold Common Stock that would otherwise have been issued to the Participant pursuant to the exercise of an Option, provided that the number of shares of such withheld or surrendered Common Stock shall not be greater than the amount that is necessary to satisfy the minimum withholding obligation of the Company that arises with respect to the Option, (iii) have funds withheld from payments of wages, salary or other cash compensation due the Participant or (iv) pay the Company or Affiliate in cash. Notwithstanding the preceding sentence, the Committee may adopt a default rule with respect to the payment of taxes described in this section, in which case the Participant shall have no election right with respect to the form of the payment.

(f) Transferability of Awards. Except as otherwise determined by the Committee in its sole discretion, and set forth in the relevant grant agreement, Options and Stock Awards shall be nonassignable and nontransferable by the Participant other than by will or the laws of descent and distribution. During a Participant’s lifetime, Options shall be exercisable only by the Participant or the Participant’s agent, attorney-in-fact or guardian, or by a transferee permitted by the relevant grant agreement. Incentive Stock Options shall be nonassignable and nontransferable by the Participant other than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s agent, attorney-in-fact or guardian.

(g) Compliance with Securities Laws. The Committee may require that a Participant, as a condition to exercise of an Option or the grant or settlement of a Stock Award, execute and deliver to the Company a written statement, in form satisfactory to the Committee, in which the Participant represents and warrants that the shares are being acquired for such person’s own account, for investment only and not with a view to the resale or distribution thereof. The Participant shall, at the request of the Committee, be required to represent and warrant in writing that any subsequent resale or distribution of shares of Common Stock by the Participant shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act of 1933, which registration statement has become effective and is current with regard to the shares being sold, or (ii) a specific exemption from the registration requirements of the Securities Act of 1933, but in claiming such exemption the Participant shall, before any offer of sale or sale of such shares, obtain a prior favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, as to the application of such exemption thereto.

(h) Clawback. Notwithstanding any other provisions in this Plan, any award granted under the Plan which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

SECTION 12. AMENDMENT OR DISCONTINUANCE OF THE PLAN.

The Board may amend or terminate the Plan from time to time; provided, however, that with respect to any amendment that (i) increases the aggregate number of shares of Common Stock that may be issued under the Plan, (ii) changes the class of employees eligible to receive Incentive Stock Options or (iii) stockholder approval is required by the terms of any applicable law, regulation, or rule, including, without limitation, any rule of the New York Stock Exchange, or any national securities exchange or automated quotation system on which the Common Stock is publicly traded or quoted, each such amendment shall be subject to the approval of the stockholders of the Company within twelve (12) months of the date such amendment is adopted by the Board. Except as specifically permitted by a provision of the Plan, the applicable Option agreement or Stock Award agreement, or as required to comply with applicable law, regulation or rule, no amendment to the Plan or an Option or Stock Award agreement shall, without a Participant’s consent, adversely affect any rights of such Participant under any Option or Stock Award outstanding at the time such amendment is made; provided, however, that an amendment that may cause an Incentive Stock Option to become a Nonqualified Stock Option, and any amendment that is required to comply with the rules applicable to Incentive Stock Options, shall not be treated as adversely affecting the rights of the Participant.

7501 Wisconsin Avenue, Suite 1500

Bethesda, Maryland 20814-6522

The Annual Meeting of Shareholders

will be held at 11:00 a.m., local time,

on May 10, 2013, at the

Hyatt Regency Bethesda,

One Bethesda Metro Center,

Bethesda, MD

(at the southwest corner of

the Wisconsin Avenue and

Old Georgetown Road

intersection, adjacent to the Bethesda

Metro Stop on the Metro Red Line.)

SAUL CENTERS, INC.

A Proxy for Annual Meeting of Stockholders

May 10, 2013

This Proxy is solicited by the Board of Directors

The undersigned hereby appoints B. Francis Saul II and Thomas H. McCormick, and each of them, as proxies, with full power of substitution in each, to vote all shares of the common stock of Saul Centers, Inc. (the “Company”) which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on

May 10, 2013 at 11:00 a.m. local time, and at any adjournment thereof, on all matters set forth in the Notice of Meeting and Proxy Statement, dated March 25, 2013, a copy of which has been received by the undersigned as follows:

This Proxy will be voted as directed or, if no directions

given, will be voted “for” the matters stated.

(Continued, and to be marked, dated and signed, on the other side)

PROXY

This Proxy will be voted as directed, or if no direction is indicated, will be voted “FOR” the proposals. This Proxy is solicited on behalf of the Board of Directors.

Please mark your votes like this X

The Board of Directors recommends you vote FOR the following:

1.	Election of five directors to serve until the annual meeting of stockholders in 2016:

(To withhold authority to vote for any individual nominee,

strike a line through that nominee’s name in the list below)

1 – George P. Clancy, Jr.         2 – General Paul X. Kelley

3 – Charles R. Longsworth      4 – Thomas H. McCormick                 5 – Patrick F. Noonan

☐ FOR             ☐ WITHHOLD AUTHORITY

The Board of Directors recommends you vote FOR Proposals 2, 3, 4 and 5.

2.	Ratification of Appointment of Ernst &
Young LLP as the Company’s Independent
Registered Public Accounting Firm for 2013

☐ FOR             ☐ AGAINST             ☐ ABSTAIN

3.	Approval of an Amendment to our Articles to
Increase the Number of Authorized Shares of
Common Stock

☐ FOR             ☐ AGAINST             ☐ ABSTAIN

4.	Approval of Amendments to our 2004 Stock Plan

☐ FOR             ☐ AGAINST             ☐ ABSTAIN

5.	To transact such other business as may
properly come before the meeting or any
adjournment or adjournments thereof.

☐ FOR             ☐ AGAINST             ☐ ABSTAIN

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature                     Signature                     Date

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.